Exhibit 10.2

EXECUTION VERSION

Published Deal CUSIP Number: 72651GAE5
Published Revolver CUSIP Number: 72651GAF2

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF AUGUST 20, 2021

among

PLAINS MARKETING, L.P. and PLAINS MIDSTREAM CANADA ULC,

as Borrowers,

PLAINS ALL AMERICAN PIPELINE, L.P.,

as Guarantor,

BANK OF AMERICA, N.A.,

as Administrative Agent and Swing Line Lender,

BANK OF AMERICA, N.A., CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and WELLS FARGO
BANK, NATIONAL ASSOCIATION,

as L/C Issuers,

The Other Lenders Party Hereto,

CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents, and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, BANK OF MONTREAL,

BANK OF NOVA SCOTIA, HOUSTON BRANCH, BARCLAYS BANK PLC,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, COBANK, ACB,

ING CAPITAL LLC, MIZUHO BANK, LTD., MUFG BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK,

ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST BANK and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

BOFA SECURITIES, INC., CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, BMO CAPITAL MARKETS,

BANK OF NOVA SCOTIA, HOUSTON BRANCH, BARCLAYS BANK PLC,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, COBANK, ACB,

ING CAPITAL LLC, MIZUHO BANK, LTD., MUFG BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION,

TD SECURITIES (USA) LLC, TRUIST BANK and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Book Managers

Senior Secured

Hedged Inventory Facility

i

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	86

5.01	Existence, Qualification and Power	86
5.02	Authorization; No Contravention	87
5.03	Governmental Authorization; Other Consents	87
5.04	Binding Effect	87
5.05	Financial Statements; No Material Adverse Effect	87
5.06	Litigation	88
5.07	Ownership of Property; Liens; Receivables	88
5.08	Environmental Compliance	88
5.09	ERISA Compliance	88
5.10	Margin Regulations; Investment Company Act	89
5.11	Disclosure	90
5.12	Compliance with Laws	90
5.13	Collateral Documents	90
5.14	OFAC	91
5.15	Anti-Corruption Laws	91
5.16	Affected Financial Institution	91

ARTICLE VI.	AFFIRMATIVE COVENANTS	91

6.01	Financial Statements	91
6.02	Certificates; Other Information	92
6.03	Notices	94
6.04	Payment of Taxes, Etc.	94
6.05	Preservation of Existence, Etc.	94
6.06	Maintenance of Properties	94
6.07	Maintenance of Insurance	94
6.08	Compliance with Laws; Compliance with Contracts for Sale of Hedged Eligible Inventory	95
6.09	Books and Records	95
6.10	Inspection Rights	95
6.11	Use of Proceeds	96
6.12	Covenant to Give Security	96
6.13	Further Assurances	96

ARTICLE VII.	NEGATIVE COVENANTS	96

7.01	Liens	96
7.02	Fundamental Changes; Dispositions	97
7.03	Dispositions of Collateral	97
7.04	Transactions with Affiliates	97
7.05	Burdensome Agreements	98
7.06	Use of Proceeds	98
7.07	PAA Consolidated Leverage Ratio	98
7.08	Commodity Intermediary Transactions	98

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	100

8.01	Events of Default	100
8.02	Remedies Upon Event of Default	102
8.03	Application of Funds	103

ARTICLE IX.	ADMINISTRATIVE AGENT	104

9.01	Appointment and Authority	104
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	105
9.04	Reliance by Administrative Agent	106
9.05	Delegation of Duties	106
9.06	Resignation or Removal of Administrative Agent	107
9.07	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	108
9.08	No Other Duties, Etc.	109
9.09	Administrative Agent May File Proofs of Claim	109
9.10	Collateral Matters	110
9.11	Certain ERISA Matters	110
9.12	Recovery of Erroneous Payments	111

ARTICLE X.	CONTINUING GUARANTY	112

10.01	PAA Guaranty	112
10.02	Rights of Lenders	112
10.03	Collateral Matters	112
10.04	Obligations Independent	113
10.05	Subrogation	113
10.06	Termination; Reinstatement	113
10.07	Subordination	113
10.08	Stay of Acceleration	113
10.09	Condition of Borrowers	114

ARTICLE XI.	MISCELLANEOUS	114

11.01	Amendments, Etc.	114
11.02	Notices; Effectiveness; Electronic Communication	116
11.03	No Waiver; Cumulative Remedies; Enforcement; Nature of Obligations	118
11.04	Expenses; Indemnity; Damage Waiver	119
11.05	Payments Set Aside	120
11.06	Successors and Assigns	120
11.07	Treatment of Certain Information; Confidentiality	128
11.08	Right of Setoff	129
11.09	Interest Rate Limitation	129
11.10	Counterparts; Integration; Effectiveness	130
11.11	Survival of Representations and Warranties	130
11.12	Severability	130
11.13	Replacement of Lenders	130
11.14	Governing Law; Jurisdiction; Etc.	131
11.15	Waiver of Jury Trial	132
11.16	No Advisory or Fiduciary Responsibility	133

11.17	No Recourse to Other Persons	133
11.18	Electronic Execution; Electronic Records	134
11.19	USA PATRIOT Act	135
11.20	Time of the Essence	134
11.21	Judgment Currency	135
11.22	ENTIRE AGREEMENT	136
11.23	Restated Agreement	136
11.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	136
11.25	Acknowledgement Regarding Any Supported QFCs	137

SCHEDULES

2.01	Commitments and Applicable Percentages; L/C Commitments
2.01A	Canadian Bankers’ Acceptances
5.03	Governmental Authorization; Other Consents
5.06	Litigation
5.08	Environmental Matters
5.09	ERISA Matters
5.12	Compliance with Laws
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Committed Loan Note
C-2	Swing Line Note
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Letter of Credit Report
F	Notice of Additional L/C Issuer
G-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
G-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
G-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
G-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of August 20, 2021, among PLAINS MARKETING, L.P., a Texas limited partnership (the “Company”), PLAINS MIDSTREAM CANADA ULC, a British Columbia unlimited liability company (“PMCULC” and, together with the Company, the “Borrowers”, and each, a “Borrower”), PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (“PAA”), as guarantor, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender, BANK OF AMERICA, N.A., CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers, and CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, and BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, BANK OF MONTREAL, BANK OF NOVA SCOTIA, HOUSTON BRANCH, BARCLAYS BANK PLC, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, COBANK, ACB, ING CAPITAL LLC, MIZUHO BANK, LTD., MUFG BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST BANK and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.

The Company, the Administrative Agent and certain Lenders entered into that certain Third Amended and Restated Credit Agreement dated as of August 19, 2011 (as heretofore amended, the “Existing Credit Agreement”).

The Company has requested that the Lenders provide a revolving credit facility to refinance the outstanding Indebtedness of the Company and PMCULC under, and amend and restate, the Existing Credit Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.   DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, a Receivable.

“Additional Commitment Lender” has the meaning specified in Section 2.14(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders pursuant to Section 11.02.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. The initial Aggregate Commitments as of the Closing Date are $1,350,000,000.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Anti-Corruption Laws” has the meaning specified in Section 5.15.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and accept Canadian BA’s and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the PAA Debt Rating as set forth below:

Applicable Rate
Pricing Level	PAA Debt Ratings S&P/Moody’s	Commitment Fee	Eurocurrency Rate Loans, Letters of Credit and Canadian BA’s	Base Rate Loans and Canadian Prime Rate Loans
1	A- / A3 or higher	0.080%	0.750%	0.000%
2	BBB+ / Baa1	0.100%	0.875%	0.000%
3	BBB / Baa2	0.125%	1.000%	0.000%
4	BBB- / Baa3	0.150%	1.125%	0.125%
5	BB+ / Ba1 or lower	0.200%	1.250%	0.250%

“PAA Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “PAA Debt Ratings”) of PAA’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective PAA Debt Ratings issued by the foregoing rating agencies differ by one Pricing Level, then the Pricing Level for the higher of such PAA Debt Ratings shall apply (with the PAA Debt Rating for Pricing Level 1 being the highest and the PAA Debt Rating for Pricing Level 5 being the lowest); (b) if the respective PAA Debt Ratings issued by the foregoing rating agencies differ by more than one Pricing Level, then the Pricing Level that is one Pricing Level lower than the Pricing Level of the higher PAA Debt Rating shall apply; (c) if PAA has only one PAA Debt Rating, the Pricing Level equal to that of such PAA Debt Rating shall apply; and (d) if PAA does not have any PAA Debt Rating, then the Administrative Agent and the Company shall negotiate in good faith to amend the definition of Applicable Rate to reflect such change in circumstances, and until such time as the Administrative Agent and the Company shall reach agreement with respect thereto, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the PAA Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the PAA Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, PAA and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in Canadian Dollars, the local time in the place of settlement for Canadian Dollars as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment; provided, that such local time shall be no earlier than 12:00 noon, Eastern time.

“Approved Fund” means any Fund that is solely administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Location” means (i) a Plains Terminal or (ii) any storage terminal, tankage, facility or other locations or pipelines over which, through ownership, contract or otherwise, PAA or any of its Affiliates has control with respect to all Collateral stored or located there.

“Arrangers” means each of BofA Securities, Citibank, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Banco Bilbao Vizcaya Argentaria, S.A., New York Branch, BMO Capital Markets, Bank of Nova Scotia, Houston Branch, Barclays Bank PLC, Canadian Imperial Bank of Commerce, New York Branch, CoBank, ACB, ING Capital LLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., PNC Bank, National Association, Regions Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, Truist Bank and U.S. Bank National Association, in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds solely managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of PAA and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations and cash flows for such fiscal year and partners’ capital of PAA and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended, including the regulations made and, from time to time, in force under that Act.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (or, as to Base Rate Loans to PMCULC, the rate of interest publicly announced from time to time by Bank of America, Canada Branch as its reference rate of interest for loans in U.S. Dollars to Canadian customers and designated as its “prime rate”) (provided that, if such rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement) and (c) the Eurocurrency Rate in effect on such day as determined pursuant to clause (b) of the definition thereof plus 1.00%. The “prime rate” is a rate set by Bank of America (or Bank of America, Canada Branch, as applicable) based upon various factors including Bank of America’s (or Bank of America, Canada Branch’s, as applicable) costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America (or Bank of America, Canada Branch, as applicable) shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means (i) a Committed Loan that bears interest based on the Base Rate or (ii) a Swing Line Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)	For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a)	the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration , or

(b)	the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Company and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)	For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Company as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero percent (0.0%), the Benchmark Replacement will be deemed to be zero percent (0.0%)% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Broker Liens” means any Liens under or with respect to accounts with brokers or counterparties with respect to Swap Contracts in favor of such brokers or counterparties, securing only obligations under such Swap Contracts.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located, and

(a)             if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market;

(b)             if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Canadian Dollars, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the London or other applicable offshore interbank market for Canadian Dollars; and

(c)             if such day relates to any fundings, disbursements, settlements and payments (x) in Canadian Dollars in respect of a Eurocurrency Rate Loan denominated in Canadian Dollars, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement, including Canadian BA’s, or (y) with respect to PMCULC, in Dollars in respect of a Eurocurrency Rate Loan denominated in Dollars or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than interest rate settings), or any other dealings in Dollars to be carried out pursuant to this Agreement, in each case, means any such day on which banks are open for foreign exchange business in Toronto, Canada.

“Canadian BA Discount Proceeds” means, in respect of any Canadian Banker’s Acceptance, an amount (rounded to the nearest full cent, with one half of one cent being rounded up) calculated on the applicable funding date equal to the face amount of such Canadian Banker’s Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (a) the Canadian BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (b) a fraction, the numerator of which is the term of such Canadian Banker’s Acceptance and the denominator of which is 365, rounded to the nearest multiple of 0.001%.

“Canadian BA Discount Rate” means, on the funding date for any Canadian BA, (a) for any Lender named on Schedule I to the Bank Act (Canada), the CDOR on the applicable funding date; or, if such rate is not available, the average of the rates advised by the Canadian Schedule I Reference Lenders to the Administrative Agent, determined in accordance with normal market practices, as being the discount rate of such Canadian Schedule I Reference Lenders on such funding date for Canadian bankers’ acceptances having a comparable face amount and maturity date; and (b) for any other Lender, the lesser of (i) the average of the rates advised by the Canadian Non-Schedule I Reference Lenders to the Administrative Agent, determined in accordance with normal market practices, as being the discount rate of such Canadian Non-Schedule I Reference Lenders on such funding date for banker’s acceptances of such Canadian Non-Schedule I Reference Lenders having a comparable face amount and maturity date, and (ii) the CDOR on the applicable funding date plus 0.10% per annum.

“Canadian BA Equivalent Loan” has the meaning specified in Section 4(d) of Schedule 2.01A.

“Canadian BA Fee” means, with respect to any Canadian BA, the amount calculated by multiplying the face amount of such Canadian BA by the then Applicable Rate applicable to Canadian BA’s, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from the date of acceptance of such Canadian BA by the accepting Lender to the maturity date of such Canadian BA and the denominator of which is the number of days in the calendar year in question.

“Canadian Bankers’ Acceptance” or “Canadian BA” means a non-interest bearing bill of exchange on the Administrative Agent’s usual form (or a bill of exchange within the meaning of the Bills of Exchange Act Canada), R.S.C. 1985, c. B-5, as amended, or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by or on behalf of PMCULC, for a term selected by PMCULC of either one, two or three months (as reduced or extended by the Administrative Agent, acting reasonably, to allow the maturity thereof to fall on a Business Day) payable in Canada, and accepted by a Lender in accordance with this Agreement.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in each case, in accordance with normal banking industry practice using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.

“Canadian Non-Schedule I Reference Lender” means each of Bank of America, N.A., Canada Branch, Citibank Canada, JPMorgan Chase Bank, N.A. (Toronto Branch) and Wells Fargo Bank, National Association, Canadian Branch (or such other or additional Lenders as may be designated by the Administrative Agent and reasonably acceptable to the Company).

“Canadian Prime Rate” means, on any day, the greater of (a) the floating annual rate of interest established from time to time by the Administrative Agent in its sole discretion as the reference rate for determining interest rates that it will charge to customers of varying degrees of credit worthiness on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate and (b) the CDOR for one month Canadian BA’s that appears on the Reuters Screen CDOR Page at 10:00 a.m. Toronto time on that day, plus 0.50% per annum; provided that, if the Canadian Prime Rate as so determined would be less than zero, such rate shall deemed to be zero for purposes of this Agreement.

“Canadian Prime Rate Committed Loan” means any Committed Loan which bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate Loan” means (i) a Canadian Prime Rate Committed Loan or (ii) a Swing Line Loan that bears interest at a rate based on the Canadian Prime Rate.

“Canadian Schedule I Reference Lenders” means The Bank of Nova Scotia, Bank of Montreal and Royal Bank of Canada] (or such other or additional Lenders listed in Schedule I to the Bank Act (Canada) as may be designated by the Administrative Agent and reasonably acceptable to the Company).

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, other than any Operating Lease.

“Cash and Carry Purchases” means purchases of Petroleum Products for physical storage at an Approved Location which qualify as Hedged Eligible Inventory or in transit in pipelines which has been hedged by either a NYMEX contract, an OTC contract, an Intercontinental Exchange contract, or a contract for physical delivery.

“Cash Collateralize” (i) with respect to Canadian BA’s, has the meaning specified in Section 5(b) of Schedule 2.01A and (ii) otherwise means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, payment Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuers or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR” means for any day, and relative to Canadian BA’s having any specified term and face amount, the discount rate per annum, calculated on the basis of a year of 365 days equal to (i) the average rate per annum (as determined by the Administrative Agent) for Canadian Dollar bankers’ acceptances having the specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount of the Canadian BA) that appear on the Reuters Screen CDOR page "Canadian Interbank Bid BA Fee Rates" (or such other page as the Administrative Agent shall nominate which replaces that page for the purpose of displaying rates quoted for such Canadian BA’s) at 10:00 a.m. (Toronto time) on the first day of such term, as reported by the Administrative Agent or (ii) if such rate does not appear on such CDOR page at 10:00 a.m. (Toronto time) on any such day, then CDOR will be determined by the Administrative Agent as being the arithmetic average of the annual discount rates of interest (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on the date at which the Lenders named on Schedule I to the Bank Act (Canada) are then offering to purchase bankers’ acceptances accepted by them having the specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount) of the Canadian BA; and if CDOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) an event or series of events by which PAA ceases to be, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of a majority of the outstanding general partnership interests and the outstanding limited partnership interests of the Company or (b) the Company shall cease to be, directly or indirectly, the beneficial owner of a majority of the outstanding Equity Interests of PMCULC.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is purported under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, to secure all or part of the Obligations of a Borrower. In no event shall Collateral include (x) any Permian Excluded Inventory or corresponding Swap Contracts or Receivables with respect thereto or (y) any Commodity Intermediary Subject Inventory, corresponding Swap Contracts with respect thereto or Commodity Intermediary Subject Receivables.

“Collateral Documents” means, collectively, the Security Agreement, each Tri-Party Agreement, each of the security agreements, pledge agreements or other similar agreements delivered by a Borrower to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, to secure all or part of the Obligations of a Borrower.

“Collateral Value” means, as to each Borrower, the sum of (i) one hundred percent (100%) of the aggregate Sale Value of Financed Hedged Eligible Inventory of such Borrower subject to sales contracts, excluding any such inventory commingled with Permian Excluded Inventory, unless such commingled inventory is located at an Approved Location and subject to customary industry shipping documentation evidencing the Company’s ownership thereof, plus (ii) one hundred percent (100%) of the aggregate Hedged Value of stored Financed Hedged Eligible Inventory of such Borrower not subject to sale contracts, excluding any such inventory (x) commingled with Permian Excluded Inventory, unless such commingled inventory is located at an Approved Location and subject to customary industry shipping documentation evidencing the Company’s ownership thereof or (y) hedged pursuant to a Swap Contract that may be subject to netting with respect to Swap Contracts hedging Permian Excluded Inventory, plus (iii) all accounts receivable and other Receivables of such Borrower related to the inventory referred to in clauses (i) and (ii), without duplication, in amount, of such inventory. In no event shall any Permian Excluded Inventory, any corresponding Swap Contracts or any receivables owing by Permian JV or any of its Subsidiaries with respect thereto be included in the calculation of Collateral Value.

“Commitment” means, (a) as to each Lender other than the Swing Line Lender, such Lender’s obligation to (i) make Committed Loans to the Borrowers and accept Canadian BA’s from PMCULC pursuant to Section 2.01, (ii) purchase participations in L/C Obligations, and (iii) purchase participations in Swing Line Loans and (b) as to the Swing Line Lender, its obligation to make Swing Line Loans to the Borrowers pursuant to Section 2.04; in each case, in an aggregate principal amount the Dollar Equivalent of which at any one time outstanding, does not exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may from time to time be increased pursuant to Section 2.15 or decreased pursuant to Section 2.06, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means (i) a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01, or (ii) the acceptance by Lenders of Canadian Bankers’ Acceptances issued by PMCULC under Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C-1.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Committed Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent and the requesting Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the requesting Borrower.

“Commodity Intermediary” means (i) any Lender, any Affiliate of any Lender that engages in Commodity Intermediary Transactions, or other nationally recognized institution engaged in transactions of such type, or (ii) any other institution that engages in Commodity Intermediary Transactions that is reasonably acceptable to the Administrative Agent.

“Commodity Intermediary Subject Inventory” means any portion of Borrower’s Petroleum Product inventory identified by Borrower as subject to a Commodity Intermediary Transaction.

“Commodity Intermediary Subject Receivables” means Receivables arising from the sale of Commodity Intermediary Subject Inventory.

“Commodity Intermediary Transaction” means a transaction or series of transactions (whether reflected in a single agreement or a set of related agreements) under which a Commodity Intermediary buys from the Company and/or sells to the Company or third parties Commodity Intermediary Subject Inventory, and in addition, may enter into Swap Contracts with respect to such Commodity Intermediary Subject Inventory (including for hedging and/or risk mitigation purposes) and/or provide additional financial accommodations based on Commodity Intermediary Subject Receivables, and in connection therewith (i) the Administrative Agent releases any Liens securing the Obligations on Commodity Intermediary Subject Inventory, such Swap Contracts and Commodity Intermediary Subject Receivables, and (ii) the Company grants a Lien on Commodity Intermediary Subject Inventory, corresponding Swap Contracts with respect thereto, and Commodity Intermediary Subject Receivables (if any) in favor of such Commodity Intermediary to secure the obligations of the Company to such Commodity Intermediary arising under such Commodity Intermediary Transaction.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Companies’ Creditors Arrangement Act (Canada)” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, including the regulations made and from time to time in force under that Act.

“Company” has the meaning specified in the introductory paragraph hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at any time during a Default Rate Period, (a) when used with respect to Obligations other than Letter of Credit Fees and Canadian Prime Rate Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Loan plus 2% per annum, (b) when used with respect to Canadian Prime Rate Loans, an interest rate equal to (i) the Canadian Prime Rate plus (ii) the Applicable Rate applicable to Canadian Prime Rate Loans plus (iii) 2% per annum, and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Rate Period” means (a) any period during which an Event of Default, other than pursuant to Section 8.01(a), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to the Company by the Administrative Agent upon the instruction by the Required Lenders and (b) any period during which any Event of Default pursuant to Sections 8.01(a) is continuing unless the Company has been notified otherwise by the Administrative Agent upon the instruction by the Required Lenders.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any of its funding obligations hereunder in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, or has failed to make any payment to the Administrative Agent required under Section 3.01(e) within the time specified therein, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Depository Bills and Notes Act (Canada)” means the Depository Bills and Notes Act (Canada), S.C. 1998, c. 13, as amended, including the regulations made and, from time to time, in force under that Act.

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Person” has the meaning specified in Section 5.14.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Documentation Agent” means each Person from time to time and at each relevant time acting in the capacity as a documentation agent, co-documentation agent, joint-documentation agent or similar documentation agent capacity in connection with this Agreement, Banco Bilbao Vizcaya Argentaria, S.A., New York Branch, Bank of Montreal, Bank of Nova Scotia, Houston Branch, Barclays Bank PLC, Canadian Imperial Bank of Commerce, New York Branch, CoBank, ACB, ING Capital LLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., PNC Bank, National Association, Regions Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, The Toronto-Dominion Bank, New York Branch, Truist Bank and U.S. Bank National Association, are acting in the capacity as co-documentation agents.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with normal banking industry practice using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, a State thereof or the District of Columbia.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)	a determination by the Administrative Agent, or a notification by the Company to the Administrative Agent that the Company has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)	the joint election by the Administrative Agent and the Company to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Inventory” means inventories of Petroleum Products (specifically excluding, however, tank bottoms and pipeline linefill of any Borrower) (i) in which any Borrower has good and defensible title, (ii) which are not subject to any Lien in favor of any Person (other than Permitted Inventory Liens), and (iii) which are subject to a fully perfected first priority security interest (subject only to Permitted Inventory Liens) in favor of Administrative Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Person.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment and natural resources and, as such relates to exposure to Hazardous Materials, human and health and safety, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, excluding, however, all debt securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means:

(a)            for any Interest Period with respect to a Eurocurrency Rate Loan:

(i)            in the case of Eurocurrency Rate Loan denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Reuters Screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(ii)           in the case of a Eurocurrency Rate Loan denominated in Canadian Dollars, at a rate per annum equal to CDOR for a Canadian BA in such amount with a term equivalent to such Interest Period for such Loan; and

(b)            for any interest calculation with respect to (i) a Base Rate Loan or a Swing Line Loan based on the Eurocurrency Rate denominated in Dollars, on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day and (ii) a Swing Line Loan based on the Eurocurrency Rate denominated in Canadian Dollars, on any date, the rate per annum equal to CDOR for a Canadian BA in such amount with a term of one month commencing on that day.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in Canadian Dollars.

“Eurocurrency Rate Loan” means (i) a Eurocurrency Rate Committed Loan or (ii) a Swing Line Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal and Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as of the Closing Date.

“Existing Maturity Date” has the meaning specified in Section 2.14(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means each of the letter agreements among the Company and the Administrative Agent and/or the Arrangers and executed in relation to this Agreement and the transactions contemplated thereby.

“Financed Hedged Eligible Inventory” means all Hedged Eligible Inventory (i) the Cash and Carry Purchase of which is to be or has been secured by Letters of Credit issued hereunder, and/or (ii) the purchase of which pursuant to Cash and Carry Purchases, or the storage thereof at Approved Locations, has been financed pursuant to Loans or Canadian BA’s hereunder.

“First Purchase Crude Payables” means the unpaid amount of any payable obligation related to the purchase of Petroleum Products by any Borrower secured by a valid statutory Lien, including but not limited to valid statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma or any other state to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, (a) the United States, each State thereof and the District of Columbia shall constitute a single jurisdiction and (b) Canada and each Province thereof shall constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Company and its Subsidiaries on a consolidated basis, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Audited Financial Statements.

“General Partner” means Plains GP LLC, a Texas limited liability company, in its capacity as the general partner of the Company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedged Eligible Inventory” means Petroleum Products (excluding all Permian Excluded Inventory and Commodity Intermediary Subject Inventory) purchased or stored, or scheduled to be purchased or stored in the following month, by any Borrower, which have been hedged by either (i) a NYMEX contract or an Intercontinental Exchange contract which constitutes a Swap Contract, which Swap Contract is pursuant to a segregated account subject to a Tri-Party Agreement and not subject to any setoff, counterclaim or netting, or (ii) an over-the-counter contract or contract for physical delivery, and which Petroleum Products, in either such case, upon such purchase or storage by such Borrower, shall qualify as Eligible Inventory.

“Hedged Value” means, as to Hedged Eligible Inventory and such corresponding Swap Contracts with respect thereto, an amount equal to the volume of such Hedged Eligible Inventory times the prices fixed in such corresponding Swap Contract, minus (i) all related storage, transportation and other applicable costs of such Hedged Eligible Inventory, as set forth therein and (ii) the amount secured by any Broker Liens, other than Broker Liens on margin deposits with respect to such corresponding Swap Contracts.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years (and not less than one year after the Maturity Date), which provides for the optional or mandatory deferral of interest or distributions, issued by any Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (a) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Restricted Subsidiaries) at all times by such Borrower or any of its Subsidiaries, (b) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (c) substantially all the assets of which consist of (i) subordinated debt of such Borrower or another Subsidiary and (ii) payments made from time to time on the subordinated debt.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Income Tax Act (Canada)” means the Income Tax Act, R.S.C. 1985 c. 1 (fifth supplement), as amended, including the regulations made and, from time to time, in force under that Act.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            its obligations for the repayment of borrowed money,

(b)            its obligations to pay the deferred purchase price of property or services (excluding trade account payables arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable,

(c)            its obligations evidenced by a bond, debenture, note or similar instrument, other than surety, bid, performance, statutory and other similar bonds and instruments obtained in the ordinary course of business,

(d)            its obligations, as lessee, constituting principal under Capital Leases,

(e)            its direct or contingent reimbursement obligations with respect to the face amount of letters of credit pursuant to the applications or reimbursement agreements therefor,

(f)             its obligations for the repayment of outstanding banker’s acceptances, whether matured or unmatured,

(g)            Synthetic Lease Obligations, or

(h)            its obligations under guaranties of any obligations of any other Person described in the foregoing clauses (a) through (g).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Act (Canada)” means the Interest Act, R.S.C. 1985, c. I-15, including the regulations made and, from time to time, in force under that Act.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Canadian Prime Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date of such Borrowing or the date such Eurocurrency Rate Loan is converted to or continued as a Eurocurrency Rate Loan and (x) with respect to a Eurocurrency Rate Loan denominated in Dollars, ending on the date one month, three months or six months thereafter, or (y) with respect to a Eurocurrency Rate Loan denominated in Canadian Dollars, ending on the date one month, two months or three months thereafter, in each case, as selected by the Company in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date as required pursuant to Section 2.03(c) or refinanced as a Committed Borrowing. Unless otherwise agreed by the applicable Borrower and the applicable L/C Issuer, all L/C Borrowings shall be denominated in the currency of the Letter of Credit that was drawn upon that resulted in such L/C Borrowing.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed an L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrowers, and notified to the Administrative Agent.

“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) Bank of America, Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) any other Lender appointed as a replacement or additional “L/C Issuer” pursuant to the immediately succeeding sentence. From time to time, the Administrative Agent may, with the consent of the Company and the Lender in question, or the Company may, with the consent of the Lender in question and notice to the Administrative Agent, appoint such Lender hereunder as an L/C Issuer in place of any L/C Issuer, or in addition to the L/C Issuers as of such time. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all Unreimbursed Amounts, including (without duplication) all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have prior to such expiration been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower requesting such Letter of Credit and each Lender shall remain in full force and effect until the applicable L/C Issuer shall have no further obligation to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Parties” and “Lender Recipient Parties” means, collectively, the Administrative Agent, the L/C Issuers, the Swing Line Lender and all Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent in accordance with the terms hereof, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder at the request of any Borrower providing for the payment of cash upon the honoring of a drawing thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft, unless otherwise agreed to by the L/C Issuer issuing such letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a certificate substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to $400,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Canadian BA, each Collateral Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, Fee Letters and any guaranty of the Obligations delivered in connection herewith.

“Loan Party” means each of (i) the Company, (ii) PMCULC and (iii) PAA.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, properties or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Loan Party to pay its obligations under any Loan Document to which it is a party; or (c) a material adverse effect on the enforceability against any Loan Party of any material terms of any Loan Document to which it is a party.

“Maturity Date” means the later of (a) such date that is three years from the Closing Date and (b) if the Maturity Date then in effect is extended pursuant to Section 2.14, such extended Maturity Date; provided, however, that if such date does not satisfy clause (a) of the definition of “Business Day,” the Maturity Date shall be the next preceding Business Day; provided, that such local time shall be no earlier than 12:00 noon, Eastern time.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investor Service, Inc. and any successor to the ratings agency business thereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control at such times and meeting the requirements of such a plan as described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.14(b).

“Notes” means, collectively, the Committed Loan Notes and the Swing Line Note.

“Notice Date” has the meaning specified in Section 2.14(b).

“Notice of Additional L/C Issuer” means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Canadian BA, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Affiliates of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Lease” means (i) an operating lease under GAAP, (ii) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (iii) any lease entered into after the date of this Agreement that would have been accounted for as an operating lease under the provisions of GAAP in effect as of December 31, 2015.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Rate Early Opt-in” means the Administrative Agent and the Company have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts, and (iii) with respect to any Canadian BA on any date, the Dollar Equivalent amount of the unpaid portion of the face amount thereof on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with relevant banking industry rules on interbank compensation for major banks in the United States interbank market, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“PAA” has the meaning specified in the introductory paragraph hereto.

“PAA Consolidated Leverage Ratio” means the “Consolidated Leverage Ratio” as defined in the PAA Credit Agreement.

“PAA Credit Agreement” means that certain Credit Agreement of even date herewith among PAA, PMCULC, other Subsidiaries of PAA from time to time party thereto, Bank of America, N.A., as administrative agent, and the lenders named therein, as amended from time to time.

“PAA Debt Rating” has the meaning specified in the definition of “Applicable Rate”.

“PAA Guaranty” means the Guaranty of the payment Obligations of each of the Borrowers made by PAA under Article X in favor of the Lender Parties.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d)

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permian Excluded Inventory” means any portion of the Company’s Petroleum Products inventory that is sold or is obligated to be sold to Permian JV pursuant to the Permian JV Inventory Transactions; provided, upon (i) the repurchase of any such Petroleum Product Inventory by the Company pursuant thereto and (ii) either (A) payment by the Company of the purchase price therefor pursuant thereto or (B) pursuant to the Buy/Sell Contract (as defined in the by the Permian JV Merger Agreement), settlement therefor shall be contractually obligated to occur by not later than the 25th day of the following month, such Petroleum Products Inventory shall cease to be Permian Excluded Inventory.

“Permian JV” means Plains Oryx Permian Basin LLC, a Delaware limited liability company, in which PAA is to indirectly own, as of the date of the closing of the Permian JV Merger Agreement, a 65% Equity Interest therein.

“Permian JV Inventory Transactions” means transactions pursuant to the Permian JV Transaction Documents described in clauses (v), (vi) and (vii) of the definition thereof pursuant to which (i) the Company sells or is obligated to sell any portion of its Petroleum Products inventory to Permian JV, (ii) Permian JV transports such Petroleum Products inventory to a Plains Terminal delivery point and (iii) upon delivery of such Petroleum Products inventory by Permian JV to such Plains Terminal delivery point, the Company repurchases such Petroleum Products inventory from Permian JV.

“Permian JV Merger Agreement” means that certain Agreement and Plan of Merger dated as of July 12, 2021 by and among Plains Pipeline, the Company, Oryx Midstream Holdings LLC and certain affiliates, Permian JV, POPB Marketing and POPB Pipeline, together with all exhibits and schedules attached thereto, attached to PAA’s Form 8-K filed with the SEC on July 13, 2021.

“Permian JV Transaction Documents” means:

(i)            the Permian JV Merger Agreement;

(ii)           the “Divisive Merger Agreements”, the “Oryx Holdings Contribution Agreement”, the “Marketing Certificate of Merger”, the “Marketing Conversion Certificates” and the “Pipeline Conversion Certificates”, as such terms are defined in the Permian JV Merger Agreement;

(iii)          the “Middle Cadence Contribution Agreement”, as such term is defined in the Permian JV Merger Agreement;

(iv)          an Amended and Restated Limited Liability Company Agreement of Permian JV, substantially in the form of Exhibit C-2 to the Permian JV Merger Agreement;

(v)           the “Employee Matters Agreement”, the “Operating Agreement”, the “Marketing Services Agreement”, the “Buy/Sell Contract”, the “McCamey Capacity Lease”, the “Basin Capacity Lease”, the “Storage and Contango Agreement”, the “First Purchase Contract Assignment” and the “Secondment Agreement”, as such terms are defined in the Permian JV Merger Agreement;

(vi)          the “OMOG Services Agreement Assignment” and the “OMOG Services Agreement”, as such terms are defined in the Permian JV Merger Agreement; and

(vii)        the capacity leases by and between POPB Marketing and POPB Pipeline for the BHT System, Iatan Gathering System, Porterville Pipeline and Scurry Pipeline, and

(viii)       such other documents required to carry out the intention and purpose of the Permian JV Merger Agreement, including any connection agreements and shared facility use agreements;

in each case, as amended from time to time.

“Permitted Inventory Liens” means (i) any Lien, and the amount of any liability secured thereby, on Petroleum Products inventory imposed by any governmental authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of the applicable Borrower in accordance with GAAP or other applicable accounting principles and standards, as applicable (so long as such Lien is inchoate) or (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of any Borrower in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of Borrower in accordance with GAAP.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.

“Plains Pipeline” means Plains Pipeline, L.P., a Texas limited partnership.

“Plains Terminal” means any storage terminal, tankage or facility owned by (i) any Borrower or PAA, or (ii) by any Affiliate of the Company or PAA that has executed and delivered a bailee letter in form and substance reasonably acceptable to Administrative Agent with respect to any Collateral stored at such terminal, tankage or facility.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PMCULC” has the meaning specified in the introductory paragraph hereto.

“POPB Marketing” means Plains Oryx Permian Basin Marketing LLC, a Texas limited liability company, a wholly-owned Subsidiary of Permian JV.

“POPB Pipeline” means Plains Oryx Permian Basin Pipeline LLC, a Texas limited liability company, a wholly-owned Subsidiary of Permian JV.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Receivables” has the meaning specified in Section 1.1 of the Security Agreement.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing (including Canadian BA’s), conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, solely for purposes of the delivery of incumbency certificates and other certificates in respect of certain documents to be attached thereto pursuant to Sections 2.15, 4.01 and 4.02, the secretary or any assistant secretary of such Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, and solely for purposes of notices given pursuant to Article II, any other officer or employee of such Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other equivalent action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or any other officer or employee of such Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, designated in or pursuant to an agreement between such Loan Party and the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash or other property, but excluding dividends or other distributions payable in Equity Interests in any Borrower) with respect to any Equity Interest of any Borrower, or any payment (whether in cash or other property, but excluding dividends or other distributions payable in Equity Interests in any Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination for value of any Equity Interest of any Borrower, or on account of any return of capital to holders of any Equity Interests of any Borrower.

“Restriction Exception” means (a) any Applicable Law or any instrument governing Indebtedness or Equity Interests, or any Applicable Law or any other agreement relating to any property, assets or operations of a Person whose Equity Interests are acquired, in whole or part, by any Borrower pursuant to an acquisition (whether by merger, consolidation, amalgamation or otherwise), as such instrument or agreement is in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with, or in contemplation of, such acquisition), or such Applicable Law is then or thereafter in effect (as applicable), which is not applicable to such Borrower, or the property, assets or operations of such Borrower, other than the acquired Person, or the property, assets or operations of such acquired Person or such acquired Person’s Subsidiaries; provided that in the case of Indebtedness, the incurrence of such Indebtedness is not prohibited hereunder, (b) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, (c) (i) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment, encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or other contract, (ii) mortgages, deeds of trust, pledges or other security instruments, the entry into which does not result in a Default, securing Indebtedness of any Borrower, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments, or (iii) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements of any Borrower, (d) restrictions imposed pursuant to (i) this Agreement and the other Loan Documents, (ii) the PAA Credit Agreement, or (iii) the Permian JV Transaction Documents as in effect as of the Closing Date, (e) restrictions on the transfer or encumbrance of property or assets which are imposed by the holder of Liens on property or assets of any Borrower, provided that neither the incurrence of such Lien nor any related Indebtedness results in a Default, (f) any agreement to, directly or indirectly, sell or otherwise dispose of assets or Equity Interests to any Person pending the closing of such sale, provided that such sale is consummated in compliance with any applicable provisions of this Agreement, (g) net worth provisions in leases and other agreements entered into by any Borrower in the ordinary course of business, (h) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (d) and (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the applicable Borrower in any material respect as determined by the sole member of the General Partner in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (d) and (e); and (i) Hybrid Securities or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in Canadian Dollars, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in Canadian Dollars pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuers under any Letter of Credit denominated in Canadian Dollars, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuers shall determine or the Required Lenders shall require; (c) with respect to Loans and Letters of Credit, each date on which a Borrower would otherwise be required to make a prepayment or Cash Collateralize payment Obligations pursuant to Section 2.05(d); and (d) with respect to any Canadian BA, each of the following: (i) each date of the funding of such Canadian BA and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to the ratings agency business thereof.

“Sale Value” means, as to Hedged Eligible Inventory subject to sales contracts and such corresponding sales contracts with respect thereto, an amount equal to the volumes of such Hedged Eligible Inventory times the sale price with respect to which Lenders are financing the Cash and Carry Purchase (or refinancing the storage) thereof, minus all related storage, transportation and other applicable costs, as set forth therein.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanction” means any economic or trade sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority, of any relevant jurisdiction where any Loan Party maintains assets or engages in business.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons a Borrower’s Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Fifth Amended and Restated Security Agreement dated as of the date hereof by Borrowers in favor of Administrative Agent.

“SOFR Early Opt-in” means the Administrative Agent and the Company have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 12:00 p.m. on the Business Day immediately preceding the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer, as the case may be, may obtain such spot rate from another comparable and major financial institution reasonably designated by the Administrative Agent or such L/C Issuer, as the case may be, if the Person acting in such capacity does not have as of the date of determination a spot buying rate available to it for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company, unlimited liability corporation or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, however, that “Swap Contract” shall not include any physical sales or purchase contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent and the requesting Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the requesting Borrower.

“Swing Line Note” means a promissory note made by a Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender to such Borrower, substantially in the form of Exhibit C-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means each Person from time to time and at each relevant time acting in the capacity as a syndication agent, co-syndication agent, joint-syndication agent or similar syndication agent capacity in connection with this Agreement, Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association are acting in the capacity as co-syndication agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided, however, to the extent included in the foregoing, Operating Leases entered into in the ordinary course of business are excluded therefrom.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $150,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, all L/C Obligations and all Canadian BA’s.

“Tri-Party Agreement” means (i) that certain Security Agreement and Assignment of Hedging Account and Agency Agreement dated September 3, 2009 among the Company, Administrative Agent and Barclays Capital Inc., (ii) that certain Security Agreement and Assignment of Hedging Account and Agency Agreement dated August __, 2021 among PMCULC, Administrative Agent, and RBC Capital Markets Inc., and (iii) each other security agreement and assignment of hedging account and agency agreement with and satisfactory to Administrative Agent.

“Type” means with respect to a Committed Loan or a Swing Line Loan, its character as a Base Rate Loan, a Canadian Prime Rate Loan or a Eurocurrency Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Withholding Agent” means the Company, PMCULC and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” is not exclusive and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, unless expressly so limited, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03         Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04         Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The Administrative Agent or the applicable L/C Issuer, as applicable, shall notify the Company from time to time upon request of the Spot Rate in effect at such time and the determination thereof. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b)            Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.07         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the amount available to be drawn under such Letter of Credit at such time.

1.08         Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

ARTICLE II. the COMMITMENTS and Credit Extensions

2.01         Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to finance Hedged Eligible Inventory (each such loan, a “Committed Loan”) to each requesting Borrower in Dollars or in Canadian Dollars, as so requested, from time to time, and accept drafts of Canadian Bankers’ Acceptances issued under this Agreement by PMCULC, in each case, on a several basis, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that immediately after giving effect to any Committed Borrowing and determined as of the date on which such Committed Loans are made, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Outstanding Amount of all Loans, all L/C Obligations and all Canadian BA’s of any Borrower does not exceed such Borrower’s Collateral Value, and (iii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted and purchased from PMCULC shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each requesting Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans (with respect to Loans denominated in Dollars), Canadian Prime Rate Loans (with respect to Loans denominated in Canadian Dollars), or Eurocurrency Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Committed Loans.

(a)            Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Committed Loans shall be made upon a Borrower’s irrevocable (subject to Section 3.03) notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of (A) any Borrowing of Eurocurrency Rate Committed Loans (as to Canadian Dollars), (B) any continuation of Eurocurrency Rate Committed Loans (as to Canadian Dollars) or (C) any Borrowing of Canadian BA’s, (ii) two Business Days prior to the requested date of (A) any Borrowing of Eurocurrency Rate Committed Loans (with respect to Loans denominated in Dollars), or (B) any conversion to or continuation of Eurocurrency Rate Committed Loans (with respect to Loans denominated in Dollars), and (iii) on the requested date of any Borrowing of or conversion to Base Rate Committed Loans; provided, however, that if such Borrower wishes to request (x) Eurocurrency Rate Committed Loans (with respect to Loans denominated in Dollars) having an Interest Period other than one month, three months or six months in duration or (y) Eurocurrency Rate Committed Loans (with respect to Loans denominated in Canadian Dollars) having an Interest Period other than one month, two months or three months, in each case, as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent (x) shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all such Lenders and (y) not later than 12:00 p.m., two Business Days before the requested date of such Borrowing, conversion or continuation, shall notify such Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.

(b)            Each Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans shall be (A) with respect to Loans denominated in Dollars, in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) with respect to Loans denominated in Canadian Dollars, in a principal amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof. Except as provided in Sections 2.03(f) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c)            Each Committed Loan Notice shall specify (i) whether such Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued (or the aggregate face amount of the Canadian BA’s to be accepted, if applicable), (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto (or the maturity of the Canadian BA’s, if applicable), (vi) the currency of the Committed Loans to be borrowed and (vii) the applicable Borrower. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to Base Rate Loans (with respect to Loans denominated in Dollars); provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in Canadian Dollars, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Committed Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(d)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans or Canadian BA’s, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in Canadian Dollars (or, in the case of Canadian BA’s, such amount with respect thereto in accordance with Section 4(b) of Schedule 2.01A), in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent, at the Company’s election, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company as set forth in the Committed Loan Notice; provided, however, that if, immediately prior to delivery by the applicable Borrower of the Committed Loan Notice with respect to such Borrowing, there are L/C Borrowings in such currency outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(e)            Except as otherwise provided herein, a Eurocurrency Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Committed Loan. Upon the occurrence and during the continuation of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Committed Loans (whether in Dollars or Canadian Dollars) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in Canadian Dollars be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, in each case, on the last day of the then current Interest Period with respect thereto.

(f)             The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Committed Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate and the effective date thereof promptly following the public announcement of such change.

(g)            After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect at any one time with respect to Committed Loans.

2.03         Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, each L/C Issuer agrees, at the request of any Borrower and in reliance on the agreements of the Lenders set forth in this Section 2.03, to issue (and to renew, amend or extend), at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in Canadian Dollars (unless the applicable LC Issuer shall have notified the Company that such L/C Issuer does not as of such requested issuance date issue Letters of Credit in Canadian Dollars) for the account of the Company or PMCULC in favor of sellers of Financed Hedged Eligible Inventory, as beneficiaries, to secure purchases of Financed Hedged Eligible Inventory in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)            Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the applicable Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the applicable Borrower also shall submit a Letter of Credit Application in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the applicable Borrower to, or entered into by such Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving written prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon between such Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Each L/C Issuer of any Auto-Extension Letter of Credit hereby agrees to contemporaneously furnish to the applicable Borrower a copy of any denial of the extension of such Auto-Extension Letter of Credit. Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent (who hereby agrees to provide contemporaneous notice to the requesting Borrower) that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent (who hereby agrees to provide contemporaneous notice to such Borrower) or such Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied, and such condition or conditions, as applicable, are unsatisfied on such extension date, and the basis for such assertion, and in each such case directing such L/C Issuer not to permit such extension.

(c)            Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that (based on the Company’s reasonable determination of the Dollar Equivalent of any such Obligations denominated in Canadian Dollars), after giving effect to such issuance, amendment, extension, reinstatement or renewal, (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Total Outstandings shall not exceed the Aggregate Commitments, (iv) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted and purchased from PMCULC shall not exceed such Lender’s Commitment, and (v) the aggregate Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is entitled to be, but is not so, compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it (for which such L/C Issuer is entitled to be, but is not so, reimbursed hereunder);

(B)            the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; provided that, upon request of the applicable Borrower, the applicable L/C Issuer shall provide to such Borrower a reasonably detailed description thereof;

(C)            except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)            the Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars;

(E)             such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)             any Lender is at that time a Defaulting Lender, unless either (1) the requesting Borrower has delivered to the Administrative Agent Cash Collateral in an amount equal to such L/C Issuer’s actual Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any other Cash Collateral provided by the Defaulting Lender) with respect to the Defaulting Lender or (2) such L/C Issuer has otherwise entered into arrangements satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender, in either case, arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or

(G)             the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)           No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(iii)          No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)            Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) subject to Section 2.03(b), the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the Letter of Credit Expiration Date.

(e)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.14 or 2.15, as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.

If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (without interest and fees as aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(f)             Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement (in the case of a Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in Canadian Dollars, unless such Borrower and such L/C Issuer agree that such Borrower will reimburse such L/C Issuer in Dollars; in the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof) by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the applicable Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Canadian Dollars or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Committed Borrowing of Base Rate Loans (with respect to Letters of Credit denominated in Dollars) or Canadian Prime Rate Loans (with respect to Letters of Credit denominated in Canadian Dollars) in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Committed Borrowing of Base Rate Loans (with respect to Letters of Credit denominated in Dollars) or Canadian Prime Rate Loans (with respect to Letters of Credit denominated in Canadian Dollars. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from such Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans (with respect to Letters of Credit denominated in Dollars) or Canadian Prime Rate Loans (with respect to Letters of Credit denominated in Canadian Dollars) to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans (with respect to Letters of Credit denominated in Dollars) or Canadian Prime Rate Loans (with respect to Letters of Credit denominated in Canadian Dollars), but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice and without giving effect to such Borrower’s failure to so reimburse such L/C Issuer as provided in this clause (f)). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)            Obligations Absolute. The obligation of the applicable Borrower to reimburse each applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice any Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)          any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)         any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)        any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix)           any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

Each Borrower shall promptly examine a copy of each Letter of Credit requested by it and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer and such L/C Issuer will correct such claim in conformity with such Borrower’s instructions or as otherwise agreed between such Borrower and such L/C Issuer, subject to the terms hereof. Each Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by such Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)            an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)           an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)          an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)          this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

(v)           Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer, and upon the occurrence of any of the foregoing, the applicable L/C Issuer shall promptly notify the applicable Borrower of the details thereof.

(h)            Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued, including any such agreement applicable to an Existing Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP, as most recently published at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against a Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)             Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j)             Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each commercial or standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender or the Company has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, during any Default Rate Period, all Letter of Credit Fees shall accrue at the Default Rate.

(k)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letters, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letters, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be due and payable on the third Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the such L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Company upon its request. Such customary fees and standard costs and charges are due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December and are nonrefundable.

(l)             Disbursement Procedures. The applicable L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the applicable Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m)           Interim Interest. If the applicable L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if such Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (c) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(n)            Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this clause (o), such Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 102% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the applicable Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 102% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of such Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(p)            L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)            reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)           on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)          on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)          on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)           for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the fifth (5th) Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(q)            Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Company, the Administrative Agent and the applicable L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.

(r)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(s)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit is issued or outstanding hereunder is in support of any obligations of a Subsidiary, the applicable Borrower (and not any such Subsidiary) that requested such Letter of Credit shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit requested by it. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit requested by it in support of the obligations of any of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives benefits from the business of such Subsidiary.

2.04         Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars or in Canadian Dollars from time to time (each such loan, a “Swing Line Loan”) to each requesting Borrower, in each case, on a several basis, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted from PMCULC shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each requesting Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Swing Line Loans may be Base Rate Loans, Canadian Prime Rate Loans or Eurocurrency Rate Loans. Immediately upon the making of a Swing Line Loan to a Borrower, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone, or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 (with respect to Swing Line Loans denominated in Dollars) or C$1,000,000 (with respect to Swing Line Loans denominated in Canadian Dollars), (ii) whether such Swing Line Loan is a Base Rate Loan, a Canadian Prime Rate Loan or a Eurocurrency Rate Loan (and if a Eurocurrency Rate Loan, either (x) the applicable Interest Period thereof or (y) that the daily floating Eurocurrency Rate provided in clause (b) of the definition thereof shall apply), (iii) the requested borrowing date, which shall be a Business Day and (iv) the currency of the Swing Line Loan to be borrowed. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that it believes in good faith that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied and the basis for such assertion, and such condition or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., in the case of any Swing Line Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Swing Line Loan in Canadian Dollars, in each case on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to such Borrower, at such Borrower’s election, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower as set forth in the Swing Line Loan Notice.

(c)            Refinancing of Swing Line Loans.

(i)             The Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan (with respect to Swing Line Loans denominated in Dollars) or a Canadian Prime Rate Loan (with respect to Swing Line Loans denominated in Canadian Dollars), in each case, in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans denominated in such currency then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan (with respect Swing Line Loans denominated in Dollars) or Canadian Prime Rate Loan (with respect Swing Line Loans denominated in Canadian Dollars) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i) or pursuant to a Borrowing requested in accordance with Section 2.02, as the case may be, the request for Base Rate Committed Loans or Canadian Prime Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the portion thereof equal to such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company, PMCULC or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the payment Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or Canadian Prime Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)             Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)            Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three (with respect to Committed Loans denominated in Canadian Dollars) or two (with respect to Committed Loans denominated in Dollars) Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans or Canadian Prime Rate Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans denominated in Dollars shall be in a principal amount of $2,500,000 or a whole multiple of $250,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars shall be in a minimum principal amount of C$2,500,000 or a whole multiple of C$500,000 in excess thereof, (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof and (v) any prepayment of Canadian Prime Rate Loans shall be in a principal amount of C$250,000 or a whole multiple of C$50,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Committed Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by such Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, and the receipt of proceeds thereunder, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such conditions are not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. No Canadian BA may be prepaid except by depositing the full face amount of such Canadian BA with the Administrative Agent in accordance with Section 5(c) of Schedule 2.01A.

(b)            Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)            If for any reason the Outstanding Amount of all Loans, all L/C Obligations and all Canadian BA’s of any Borrower at any time exceeds such Borrower’s Collateral Value, such Borrower shall immediately upon demand prepay Loans to such Borrower and/or Cash Collateralize the L/C Obligations or Canadian BA’s of such Borrower in an aggregate amount equal to such excess; provided, however, that such Borrower shall not be required to Cash Collateralize the L/C Obligations or Canadian BA’s pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans to such Borrower, the Total Outstandings exceed the Aggregate Commitments then in effect.

(d)            If for any reason the Total Outstandings at any time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then each Borrower, as applicable, shall immediately upon demand prepay Loans made to such Borrower denominated in Canadian Dollars and/or Cash Collateralize L/C Obligations of such Borrower in Canadian Dollars and/or Canadian BA’s issued by such Borrower in an aggregate amount for all Borrowers at least equal to such excess; provided, however, that no Borrower shall be required to Cash Collateralize L/C Obligations denominated in Canadian Dollars or Canadian BA’s pursuant to this Section 2.05(d) unless after the prepayment in full of the Committed Loans and Swing Line Loans denominated in Canadian Dollars, the Total Outstandings exceed the Aggregate Commitments.

2.06         Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)            Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b)            Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, and after giving effect to Section 2.18(a)(iv) and any Cash Collateral then held by the Swing Line Lender, the Company shall repay the outstanding Swing Line Loans made by such Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.

2.08         Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Canadian Prime Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; (iv) each Eurocurrency Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the daily floating Eurocurrency Rate provided in clause (b) of the definition thereof for such Interest Period plus the Applicable Rate; (v) each Base Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (vi) each Canadian Prime Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

(b)            (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)          During any Default Rate Period, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)            For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09         Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Commitment Fee. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to (A) fifty percent (50%) times (B) (1) the Applicable Rate times (2) the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of all Committed Loans plus (ii) the Outstanding Amount of all L/C Obligations plus (iii) the Outstanding Amount of all Canadian Bankers’ Acceptances, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.

(i)            The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts in Dollars fees in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly set forth therein.

(ii)           The Company shall pay to the Lenders such fees as shall have been separately agreed upon between the Company and the Administrative Agent and/or Lenders, as the case may be, in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly agreed to in writing.

2.10         Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) and Canadian Prime Rate Loans and Eurocurrency Rate Loans denominated in Canadian Dollars shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing on their respective payment Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Committed Loan Note and/or a Swing Line Note, as applicable, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Canadian Dollars payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Canadian Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)      (i)     Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as applicable. If such Borrower and such Lender shall pay such principal or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such principal and interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid (excluding interest and fees as aforesaid) shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.

(iii)          With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iv)          A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders and L/C Issuers Several. The obligations of (i) the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(d), and (ii) the L/C Issuers hereunder to issue (and to renew, amend or extend) Letters of Credit, are in each case several and not joint. The failure of (i) any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(d), or (ii) any L/C Issuer to issue (or renew, amend or extend) any Letter of Credit, on any date required hereunder shall not in either case relieve any other Lender or L/C Issuer, as applicable, of its corresponding obligation to do so on such date, and (x) no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(d), and (y) no L/C Issuer shall be responsible for the failure of any other L/C Issuer to so issue (or renew, amend or extend) any such Letter of Credit.

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders. Subject to Section 11.08 with respect to a Defaulting Lender, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or Canadian BA’s accepted by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and Canadian BA’s and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or Canadian BA’s or subparticipations in L/C Obligations or Swing Line Loans to any permitted assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14         Extension of Maturity Date.

(a)            Requests for Extension. The Company may once each calendar year during the Availability Period, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 30 days prior to the first anniversary of the Closing Date and not later than 30 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for one additional year from the Existing Maturity Date.

(b)            Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 days after the date of the Company’s notice to the Administrative Agent under subsection (a) above, advise the Administrative Agent (and the Administrative Agent shall upon the Company’s request prior to the Notice Date advise the Company as to Lenders’ responses) whether or not such Lender agrees to such extension, and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date); provided, that any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)            Notification by the Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section on the Notice Date (or, if such date is not a Business Day, on the next following Business Day).

(d)            Additional Commitment Lenders. The Company shall have the right, both before and after the effectiveness of a requested extension under this Section 2.14, to replace any Non-Extending Lender (with respect to all or any portion of its Commitment) with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each such Eligible Assignee replacing a Non-Extending Lender on or before the effectiveness of a requested extension under this Section 2.14, an “Additional Commitment Lender”) as provided in Section 3.06(b) and Section 11.13; provided that each such Additional Commitment Lender shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the effectiveness of such requested extension, undertake a Commitment (and, if any such Additional Commitment Lender is a Lender on the effective date referenced in the immediately succeeding clause (e), its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Any Eligible Assignee replacing a Non-Extending Lender after the effectiveness of a requested extension shall enter into an Assignment and Assumption with such Non-Extending Lender assuming such Non-Extending Lender’s Commitment with such extended Maturity Date.

(e)            Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect on the Notice Date, then, subject to the conditions set forth in Section 2.14(d), effective as of the Notice Date, or such later date as the Administrative Agent and the Company shall agree, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the same date one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. The Maturity Date of each Non-Extending Lender remaining a Lender hereunder shall remain the Existing Maturity Date; provided, the Company shall continue to have the right to replace any such Non-Extending Lender (with respect to all or any portion of its Commitment) following the effectiveness of any such extension as provided in Section 2.14(d).

(f)             Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate dated as of the Notice Date signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension and (ii) certifying that, before and immediately after giving effect to such extension, (A) the representations and warranties of (1) the Company contained in Article V and (2) any Loan Party in any other Loan Document are true and correct in all material respects on and as of the Notice Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. In addition, on the Maturity Date of each Non-Extending Lender, each Borrower shall prepay the Loans made to such Borrower and outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the Lenders effective as of such date.

(g)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15         Increase in Commitments.

(a)            Request for Increase. Provided there exists no Default, upon (i) notice to the Administrative Agent (which shall promptly notify the Lenders) and (ii) substantially contemporaneous notice (with copy thereof to the Administrative Agent) to Eligible Assignees not then Lenders (each such Eligible Assignee, a “Proposed Lender”), the Company shall have the right promptly to effectuate from time to time and at any time, in accordance with the terms hereof, an increase in the aggregate amount of the then Aggregate Commitments provided that (y) the aggregate amount of the Aggregate Commitments as so increased shall not at any time exceed $1,900,000,000, and (z) each such increase shall be in a minimum amount of $50,000,000. At the time of sending such notices, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender and Proposed Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders, and which may be extended upon agreement by the Company and the Administrative Agent).

(b)            Lender Elections to Increase. Each Lender shall promptly notify the Administrative Agent and the Company within such time period whether or not it agrees to increase the amount of its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage (as it existed immediately prior to such proposed increase) and the amount of such proposed increase. Each Proposed Lender shall promptly notify the Administrative Agent and the Company within such time period whether or not it agrees to participate in such increased amount of the Aggregate Commitments, and at what amount it proposes to participate in such increased amount. Any Lender or Proposed Lender not responding within such time period shall be deemed to have declined to increase its Commitment, or participate in the increase in the aggregate amount of the Aggregate Commitments, as the case may be.

(c)            Effective Date and Allocations. If the aggregate amount of Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Company shall promptly thereafter determine the effective date thereof (the “Increase Effective Date”) and the final allocation of such increase, and the Administrative Agent shall promptly notify the Company and the Lenders (including Proposed Lenders that have agreed to participate in such increase) of the final allocation of such increase and the Increase Effective Date.

(d)            Conditions to Effectiveness of Increase. As conditions precedent to each increase, (i) the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the applicable Increase Effective Date, signed by a Responsible Officer of the Company, (y) certifying and attaching the resolutions adopted by the Company and PMCULC, respectively, authorizing or consenting to such increase, as the case may be, and (z) certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties of (1) the Company contained in Article V of this Agreement and (2) any Loan Party in any other Loan Document are true and correct in all material respects on and as of such applicable Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists, (ii) (x) upon the reasonable request of any Lender made at least three Business Days prior to the Increase Effective Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three Business Days prior to the Increase Effective Date and (y) at least three Business Days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party, and (iii) each Proposed Lender that is becoming a Lender shall (y) be subject to the reasonable approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender, which approvals shall not be unreasonably withheld, delayed or conditioned, and (z) execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Company. Each Borrower, as applicable, shall prepay any Committed Loans made to such Borrower and outstanding on such applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with the Applicable Percentages resulting from any non-ratable increase in the amount of the Aggregate Commitments under this Section 2.15 and in effect after giving effect thereto.

(e)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16         Cash Collateral.

(a)            Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Company shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations then exceeds the Letter of Credit Sublimit.

(b)            Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, but subject to subsection (d) below, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans or Canadian BA’s shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans and obligations to fund participations therein and Canadian BA’s (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the reasonable determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17         Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by Applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent and the Company or requested by an L/C Issuer or the Swing Line Lender (and after giving effect to Section 2.17(a)(iv) and any Cash Collateral then held by such L/C Issuer or the Swing Line Lender), to Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, or, so long as the amount of the Cash Collateral at such time is equal to the actual Fronting Exposure at such time, to substitute for and release to the applicable Borrower on a dollar-for-dollar basis, Cash Collateral previously provided by the applicable Borrower with respect to the applicable Defaulting Lender (subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer or the Swing Line Lender, as applicable, and such substituted amounts otherwise satisfying the requirements to constitute Cash Collateral hereunder); fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing, to the payment of any amounts owing to any Loan Party hereunder as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)            With respect to any fee payable under Section 2.09(a), and any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to the Administrative Agent for the account of each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay to any Person the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Committed Loans of any Non-Defaulting Lender, plus such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Non-Defaulting Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted and purchased from PMCULC to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)            Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral and reimbursement of costs and expenses to each Loan Party), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            Rights and Remedies against a Defaulting Lender. The Company may replace any Defaulting Lender in accordance with Section 11.13. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that each of the Administrative Agent, the L/C Issuers, the Lenders and the Loan Parties may, at any time, have against, or with respect to, such Defaulting Lender.

(d)            New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless in each case it is satisfied that it will have no Fronting Exposure after giving effect thereto and after giving effect to clause (b)(iv) of this Section 2.17.

ARTICLE III.      TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)            Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Each of the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by Borrowers. Each of the Loan Parties shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II)          executed copies of IRS Form W-8ECI,

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable), or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02       Illegality.      If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or Canadian Dollars) or to accept Canadian BA’s, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Canadian Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars or to convert Base Rate Committed Loans to Eurocurrency Rate Committed Loans or accept Canadian BA’s, as the case may be, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (with respect to Loans denominated in Dollars) or Canadian Prime Rate Loans (with respect to Committed Loans denominated in Canadian Dollars) (the interest rate on which Base Rate Loans or Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate or CDOR component of the Base Rate or Canadian Prime Rate, respectively), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03       Inability to Determine Rates.

(a)          If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or Canadian Dollars) are not being offered to banks in the applicable offshore interbank Eurocurrency market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan (whether denominated in Dollars or Canadian Dollars) or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason (x) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or (y) with respect to Canadian BA’s that adequate and reasonable means do not exist for determining pricing with respect to such Canadian BA’s, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies or to issue Canadian BA’s shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans in the affected currency or currencies or for Canadian BA’s, as applicable, or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein or, in the case of a request for Eurocurrency Rate Loans denominated in Canadian Dollars or Canadian BA’s, a request for a Committed Borrowing of Canadian Prime Rate Loans.

(b)           Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Company and Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)          On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)          (x)  Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(y)          On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii)          At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Company may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Company’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iv)          In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)          The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).

(vi)          At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

3.04        Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or L/C Issuer or the London interbank market or the market for Canadian BA’s or any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Eurocurrency Rate Loan), of accepting any Canadian BA’s or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount), in each case, by an amount deemed in good faith by such Lender or L/C Issuer to be material, then, within 10 days after written demand therefor by such Lender or L/C Issuer, the Company will pay (or cause PMCULC to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such L/C Issuer, or the acceptance by such Lender of any Canadian BA, by an amount deemed in good faith by such Lender or L/C Issuer to be material based on that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time within 10 days after written demand therefor, the Company will pay (or cause PMCULC to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company, if any, for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause PMCULC to pay) such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Company, a Lender or L/C Issuer, as the case may be, shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from its other borrowers.

(d)          Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on Eurocurrency Rate Loans. The Company shall pay (or cause PMCULC to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause PMCULC to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on the date or in the amount notified by the Company or PMCULC, as applicable; or

(c)          any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency, or

(d)          any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay (or cause PMCULC to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

A certificate of such Lender setting forth the amount of any such loss, cost or expense, including reasonably detailed calculations thereof, shall be delivered to the Company and the Administrative Agent and be conclusive absent manifest error. For purposes of calculating amounts payable by the Company (or the applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Committed Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurocurrency market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Committed Loan was in fact so funded.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans or accepting Canadian BA’s hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause PMCULC to pay) all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided above, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender becomes a Defaulting Lender, (iv) other than as set forth in the immediately succeeding clause (v), any Lender becomes a Non-Consenting Lender or (v) any Lender becomes a Non-Extending Lender, then in each case, the Company may replace such Lender in accordance with Section 11.13.

3.07       Survival.    All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.          CONDITIONS PRECEDENT TO Credit Extensions

4.01          Conditions Precedent to Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii)         if so requested at least three Business Days prior to the Closing Date, Swing Line Notes executed by each Borrower in favor of the Swing Line Lender and a Committed Loan Note executed by each Borrower in favor of each requesting Lender;

(iii)        an amended and restated security agreement (the “Security Agreement”), duly executed by the Company, covering Financed Hedged Eligible Inventory, and related Swap Contracts, Petroleum Product sales contracts and Receivables therefrom and proceeds thereof as from time to time specified by the Company (and, for the avoidance of doubt, excluding Permian Excluded Inventory), together with financing statements that the Administrative Agent, in its reasonable opinion, may deem necessary to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, recent financing statement searches in the State of Texas that name the Company as debtor, and such other Collateral Documents as the Administrative Agent, in its reasonable opinion, may deem necessary to perfect the Liens created thereby;

(iv)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and General Partner is duly organized or formed, and that the Company is validly existing and in good standing in its jurisdiction of organization, issued by the appropriate authorities of such jurisdiction;

(vi)        favorable opinions of Richard McGee, Esq., General Counsel for the Company, PAA and PMCULC, Shearman & Sterling, LLP, special New York counsel to the Company, PAA and PMCULC, and Cox Taylor, special Canadian counsel to PMCULC, in each case addressed to the Administrative Agent and each Lender;

(vii)       the Audited Financial Statements;

(viii)      a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Section 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the most recent Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) the current PAA Debt Ratings, and (D) the Borrower’s true and correct U.S. taxpayer identification number; and

(ix)          such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.

(b)          All consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party shall have been obtained and shall be in full force and effect.

(c)          (i)  No Default shall have occurred and be continuing as of the Closing Date, or would immediately result from the closing of the transactions hereunder and under the other Loan Documents, and (ii) there shall not have occurred during the period from the date of the most recent Audited Financial Statements through and including the Closing Date any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)          Any fees, including any arrangement fees, agency fees and upfront fees, and any expenses of the Arrangers and Administrative Agent, in each case, as agreed in writing by the Company, required to be paid on or before the Closing Date shall have been paid.

(e)          The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(f)          (i) Upon the reasonable request of any Lender made at least seven days prior to the Closing Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three days prior to the Closing Date and (ii) any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and the Administrative Agent hereby agrees to promptly provide the Company with a copy of any such notice received by the Administrative Agent.

4.02          Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Committed Loans) is subject to the following conditions precedent:

(a)          The representations and warranties of (i) the Company (and PMCULC, solely as to itself) contained in Article V and (ii) each Loan Party in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)          No Default shall have occurred and be continuing, or would immediately result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)          Each Borrower shall represent and warrant in such Request for Credit Extension that the Outstanding Amount of all Loans, all L/C Obligations and all Canadian BA’s of such Borrower does not exceed such Borrower’s Collateral Value at such time, immediately after giving effect to such Credit Extension.

(e)          In the case of a Credit Extension to be denominated in Canadian Dollars, there shall not have occurred, and the effect thereof be then continuing, any change in currency controls or exchange regulations, or any change in the national or international financial, political or economic conditions is imposed in Canada, that results in, in the reasonable opinion of the Administrative Agent (in the case of any Committed Loans to be denominated in Canadian Dollars) or any L/C Issuer (in the case of any Letter of Credit to be denominated in Canadian Dollars (i) Canadian Dollars no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent is no longer readily calculable with respect to Canadian Dollars, (iii) providing Canadian Dollars are impracticable for the Lenders or (iv) no longer a currency in which the Required Lenders are willing to make such Credit Extensions.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Company (and PMCULC, solely as to itself) represents and warrants to the Administrative Agent and the Lenders that:

5.01          Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate (i) the terms of such Person’s Organization Documents, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any provision of Law applicable to it, (b) result in the acceleration of any Indebtedness owed by it, (c) result in any breach of, or a default under, any material Contractual Obligation to which such Person is a party or to which its properties are bound or (d) result in the creation of any consensual Lien upon any of its material assets except as expressly contemplated in, or permitted by, the Loan Documents.

5.03       Governmental Authorization; Other Consents. Except as expressly contemplated in or permitted by the Loan Documents, disclosed in Schedule 5.03 or disclosed pursuant to Section 6.03, no approval, consent, exemption or authorization of, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required (a) in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, (b) the grant by each Borrower of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Collateral Documents or remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04       Binding Effect. This Agreement has been, and each other Loan Document to which a Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party. This Agreement constitutes, and each other such Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Loan Party a party hereto or thereto, as the case may be, enforceable against such Loan Party that is party hereto or thereto in accordance with its terms, except, in each case (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.

5.05       Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of PAA and its Subsidiaries on a consolidated basis as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)          The unaudited consolidated balance sheets of PAA and its Subsidiaries dated June 30, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of PAA and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          As of the Closing Date, for the period from December 31, 2020 through the Closing Date, there exists no event or circumstance with respect to the Company and its Subsidiaries taken as a whole, either individually or in the aggregate, that has then resulted in a Material Adverse Effect.

5.06       Litigation. Except as disclosed in the Audited Financial Statements, in Schedule 5.06 or pursuant to Section 6.03, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, (a) adversely affecting or against any Collateral (including, without limitation, any which challenge or otherwise pertain to any Borrower’s title to any Collateral), (b) purport to affect or pertain to the validity or enforceability of, or otherwise seek to invalidate, this Agreement or any other Loan Document, or (c) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07       Ownership of Property; Liens; Receivables. Each Borrower has good and defensible title to all of its material property necessary or used in the ordinary conduct of its business, free and clear of any (a) impediments in the use of such property except for such impediments that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) Liens, other than Liens permitted by Section 7.01.

5.08       Environmental Compliance. Except as disclosed in Schedule 5.08 or pursuant to Section 6.03, the Company and its Subsidiaries conduct their businesses in material compliance with applicable Environmental Laws and in the ordinary course of business, review claims received by, and made against, them which overtly allege liability or responsibility on any of them for violation by any of them of any material Environmental Law on their respective businesses, operations and material properties, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09       ERISA Compliance.

(a)          Except as disclosed in the Audited Financial Statements, in Schedule 5.09 or pursuant to Section 6.03, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, to the extent that any non-compliance therewith could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Company, nothing has occurred with respect to the Company or any ERISA Affiliate that would prevent or cause the loss of such tax-qualified status.

(b)          Except as disclosed in the Audited Financial Statements, in Schedule 5.09 or pursuant to Section 6.03, there are no pending or, to the knowledge of the Company, overtly threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Audited Financial Statements, in Schedule 5.09 or pursuant to Section 6.03, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or, actually known to the Company, could reasonably be expected to result in a Material Adverse Effect.

(c)          Except as disclosed in the Audited Financial Statements, in Schedule 5.09 or pursuant to Section 6.03, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate has actual knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met, in all material respects, all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Company nor any ERISA Affiliate has actual knowledge of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums or obligations of immaterial amounts, and there are no premium payments which have become due that are delinquent or are being contested in good faith, (v) neither the Company nor any ERISA Affiliate has, to its actual knowledge, engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) to the Company’s actual knowledge, no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case with respect to each of the foregoing clauses (i) through (vi) of this Section 5.09(c), except as disclosed in the Audited Financial Statements, in Schedule 5.09 or pursuant to Section 6.03.

The Company represents and warrants as of the Closing Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.10       Margin Regulations; Investment Company Act.

(a)          No Borrower is engaged or will engage, principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)          No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11       Disclosure.

(a)          No report, financial statement, certificate or other information (excluding any projected and forecast financial information and information of a general economic or general industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (including those delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, when so modified or supplemented)), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date); provided that, with respect to projected and forecast financial information, the Company represents only that such projections and forecasts were prepared in good faith based upon assumptions deemed reasonable by the Company or PAA at the time.

(b)          The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects as of the Closing Date.

5.12       Compliance with Laws. Except as set forth in Schedule 5.12 or in accordance with Section 6.03, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith, and if necessary, by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13       Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of each Borrower in all of such Borrower’s (i) Petroleum Products inventory (excluding tank bottoms and pipeline linefill of such Borrower and Permian Excluded Inventory), (ii) Swap Contracts covering Petroleum Products inventory described in clause (i) above, (iii) present and future contracts for the sale of Petroleum Products inventory described in clause (i) above and Receivables thereunder, and (iv) proceeds and products of the foregoing and all other Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.14          OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority of any relevant jurisdiction where any Loan Party or their respective Subsidiaries maintains assets or engages in business, or (c) operating, organized or resident in a Designated Jurisdiction (each Person referred to in any of the preceding clauses (a) - (c), a “Designated Person”). The Company and its Subsidiaries have (y) conducted their businesses in compliance in all material respects with all applicable Sanctions other than any failure or failures to comply therewith that are isolated and do not evidence a pervasive or systemic pattern of violations thereof or a significant deficiency in the implementation of the hereinafter referenced policies and procedures to promote and achieve compliance by the Company and its Subsidiaries therewith and are immaterial to the Company and its Subsidiaries taken as a whole and (z) instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.15          Anti-Corruption Laws. The Company and its Subsidiaries have (a) conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and applicable anti-money laundering rules and regulations (collectively, the “Anti-Corruption Laws”) other than any failure or failures to comply therewith that are isolated and do not evidence a pervasive or systemic pattern of violations thereof or a significant deficiency in the implementation of the hereinafter referenced policies and procedures to promote and achieve compliance by the Company and its Subsidiaries therewith and are immaterial to the Company and its Subsidiaries taken as a whole and (b) instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.16          Affected Financial Institution.      No Loan Party is an Affected Financial Institution.

ARTICLE VI.          AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or (unless a collateral arrangement satisfactory to the applicable L/C Issuers has been entered into) any Letter of Credit shall remain outstanding, the Company shall (and PMCULC, solely as to itself, shall):

6.01          Financial Statements. Deliver to the Administrative Agent and each Lender the following statements and reports, at the Company’s expense:

(a)          promptly upon the filing thereof, and in any event within ninety (90) days after the end of each fiscal year, a copy of PAA’s Form 10-K, which report shall include PAA’s complete consolidated financial statements together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, without material qualification, based on an audit using generally accepted auditing standards, by PricewaterhouseCoopers LLP, or other independent certified public accountants selected by the general partner of PAA, stating that such consolidated financial statements have been so prepared, and these financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings for such fiscal year, and such consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding fiscal year (and, following the termination or release of the PAA Guaranty and within the time periods specified herein, the Company’s complete audited annual consolidated financial statements, prepared in reasonable detail in accordance with GAAP); and

(b)          promptly upon the filing thereof, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of PAA’s Form 10-Q, which report shall include PAA’s unaudited consolidated balance sheet as of the end of such fiscal quarter and consolidated statements of PAA’s earnings and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (and, following the termination or release of the PAA Guaranty and within the time periods specified herein, the Company’s unaudited consolidated balance sheet as of the end of such fiscal quarter and consolidated statements of the Company’s earnings and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter).

To the extent any of the foregoing information is contained in materials filed by PAA with the SEC, the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02       Certificates; Other Information. Deliver to the Administrative Agent and each Lender (except as otherwise provided in subsection (c) below), in form and detail reasonably satisfactory to the Administrative Agent:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a copy of the certificate delivered to the administrative agent and the lenders under the PAA Credit Agreement pursuant to Section 6.02(a) thereof;

(b)          on or about (but not later than) the seventeenth (17th) day of each month (or the next succeeding Business Day, if the 17th is not a Business Day), a certificate from a Responsible Officer of the Company with respect to the representation and warranty set forth in Section 4.02(d);

(c)          promptly, to the Administrative Agent, upon written request, such additional information regarding the business, financial, legal or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents (including supporting information with respect to Collateral Value and the calculation thereof), in each case which are reasonably requested by the Administrative Agent or any Lender and not subject to confidentiality restrictions or attorney-client privilege;

(d)          notice of any public announcement by Moody’s or S&P of any downgrade in a PAA Debt Rating; and

(e)          promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company or PAA posts such documents, or provides a link thereto on PAA’s website on the Internet at the website address listed on Schedule 11.02, (ii) on which such documents are delivered to the Administrative Agent for posting to the Platform or (iii) on which such documents are posted on the Company’s or PAA’s behalf on any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and in either case, the Company or PAA notifies the Administrative Agent of such posting or link. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower and PAA hereby acknowledges that (a) the Administrative Agent or its authorized Affiliates will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower and PAA hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another substantially similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers, PAA or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower and PAA hereby agrees that (w) all Borrower Materials that it instructs to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower and PAA shall be deemed to have authorized the Administrative Agent or its authorized Affiliates, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or PAA or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent or its authorized Affiliates shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03          Notices. Promptly notify the Administrative Agent and each Lender not later than five Business Days after any executive officer of the Company has knowledge:

(a)              of the occurrence of any Default;

(b)             of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)              any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Taxes, Etc. Pay and discharge (and cause PMCULC to pay and discharge) as the same shall become due and payable, all Tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, or (ii) such failure would not reasonably be expected to result in a Material Adverse Effect.

6.05          Preservation of Existence, Etc. (a) Preserve, renew and maintain (and cause PMCULC to preserve, renew and maintain) in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take (and cause PMCULC to take) all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except, in each case (i) where the failure so to maintain or preserve (as the case may be) would not reasonably be expected to cause a Material Adverse Effect or (ii) as permitted in Section 7.02 or as a result of statutory conversions, continuances or similar statutorily-permitted arrangements, and (c) PAA will preserve and maintain its legal existence and good standing under the Laws of the jurisdiction of its organization; except (i) where the failure so to maintain or preserve (as the case may be) would not reasonably be expected to cause a Material Adverse Effect (as defined in the PAA Credit Agreement) or (ii) as a result of statutory conversions.

6.06          Maintenance of Properties. Maintain, preserve and protect (and cause PMCULC to maintain, preserve and protect) all Collateral and maintain all of its other material properties and equipment that are necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation excepted, (i) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as permitted in Section 7.03 or as a result of statutory conversions.

6.07          Maintenance of Insurance. Maintain (and cause PMCULC to maintain), with financially sound and reputable insurance companies, insurance or, at its option, self-insure in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as are customarily insured by other Persons engaged in the same or similar businesses and owning similar properties provided, however, that notwithstanding the foregoing provisions of this Section 6.07, the Company or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with Applicable Laws. The insurance coverages and amounts will be reasonably determined by the Company, based on coverages carried by prudent owners of similar property, and may be maintained by PAA.

6.08            Compliance with Laws; Compliance with Contracts for Sale of Hedged Eligible Inventory. Comply (and cause PMCULC to comply) in all material respects with the requirements of all Laws (including Anti-Corruption Laws and applicable Sanctions) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Borrower will perform and observe in all material respects all terms and provisions of each contract for the sale of Hedged Eligible Inventory to be performed or observed by it. The Company and its Subsidiaries will institute and maintain commercially reasonably policies and procedures which they reasonably believe are designed to promote and achieve their respective compliance with Anti-Corruption Laws and applicable Sanctions.

6.09            Books and Records. Maintain (and cause PMCULC to maintain) proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

6.10            Inspection Rights. Permit (and cause PMCULC to permit) representatives and independent contractors of the Administrative Agent (and, during the continuance of an Event of Default, representatives and independent contractors of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided, (i) all such visits and inspections during the continuance of an Event of Default shall be coordinated through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to any Borrower in respect of property of such Borrower on the premises of Persons other than such Borrower or an Affiliate of the Company, and all information, books and records furnished or requested to be made, all information to be investigated or verified, all copies and abstracts of all information, books and records and all discussion conducted with any officer, employee or representative of any Borrower, in each case, shall be subject to any applicable attorney-client privilege exceptions which the Company determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between such Borrower and Persons other than such Borrower or an Affiliate of the Company and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 11.07 of this Agreement. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.

6.11        Use of Proceeds. Use (and cause PMCULC to use) the proceeds of the Borrowings to refinance outstanding Indebtedness under the Existing Credit Agreement, finance purchases and storage of Hedged Eligible Inventory and refinance Unreimbursed Amounts, and use (and cause PMCULC to use) all Letters of Credit and Canadian BA’s solely to secure purchases of Hedged Eligible Inventory and other general corporate purposes not in violation of any Law applicable to it and not resulting in a Default or Event of Default.

6.12        Covenant to Give Security. Each Borrower, at its expense, will deliver, to further secure its Obligations whenever requested by Administrative Agent in its sole and absolute discretion, chattel mortgages, security agreements, financing statements and other Collateral Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in favor of the Administrative Agent for the benefit of the Lender Parties, subject to applicable Liens permitted pursuant to Section 7.01, in all of such Borrower’s (i) Petroleum Products inventory (excluding tank bottoms, pipeline linefill of such Borrower, Permian Excluded Inventory and Commodity Intermediary Subject Inventory), (ii) Swap Contracts covering Petroleum Products inventory described in clause (i) above, (iii) present and future contracts for the sale of Petroleum Products inventory described in clause (i) above and Receivables thereunder, and (iv) proceeds and products of the foregoing.

6.13        Further Assurances. Promptly upon request by the Administrative Agent, deliver (and cause PMCULC to deliver) such Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request from time to time, to (i) the fullest extent permitted by Applicable Law, subject all Collateral of any Borrower to the Liens now or hereafter intended to be covered by any of the Collateral Documents to secure the Obligations of such Borrower, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, subject to applicable Liens permitted pursuant to Section 7.01, and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Collateral Document.

ARTICLE VII.   NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or (unless collateral arrangements satisfactory to the applicable L/C Issuers have been entered into) any Letter of Credit shall remain outstanding, no Borrower shall:

7.01         Liens. Create, incur, assume or permit to exist any Lien upon

(a)            any Collateral except (i) Liens created pursuant to the Collateral Documents, (ii) Permitted Inventory Liens, (iii) statutory Liens in respect of First Purchase Crude Payables, (iv) Broker Liens on margin deposits with respect to Swap Contracts, and (v) any other Liens expressly permitted to encumber such Collateral under any Collateral Document;

(b)            any tank bottoms or pipeline linefill commingled with Petroleum Product inventory constituting Collateral; or

(c)            Liens granted in connection with Commodity Intermediary Transactions permitted pursuant to Section 7.08.

7.02        Fundamental Changes; Dispositions. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that:

(a)            so long as no Default exists or, upon giving pro forma effect thereto, would immediately result therefrom, a Borrower may merge or consolidate with another Subsidiary of PAA, provided that such Borrower is the acquiring or surviving entity and immediately after giving effect thereto, no Default exists, and

(b)            (i)          the Company and POPB Marketing, and Plains Pipeline and POPB Pipeline, may undertake the divisive mergers pursuant to the “Divisive Merger Agreements” (as such term is defined in the Permian JV Merger Agreement);

(ii)          POPB Marketing and POPB Pipeline may convert to Delaware limited liability companies pursuant to the “Marketing Conversion Certificates” and the “Pipeline Conversion Certificates” (as such terms are defined in the Permian JV Merger Agreement) for the purpose of domesticating POPB Marketing and POPB Pipeline in Delaware; and

(iii)         POPB Marketing and POPB Pipeline may enter into the “Marketing Sub Merger” and the “Pipeline Sub Merger” respectively (as such terms are defined in the Permian JV Merger Agreement).

7.03        Dispositions of Collateral. Make any sale, transfer, lease, exchange or disposition of any Collateral except (i) in the ordinary course of business on ordinary trade terms, (ii) in connection with Commodity Intermediary Transactions permitted pursuant to Section 7.08, and (iii) sales of Permian Excluded Inventory to Permian JV pursuant to Permian JV Inventory Transactions.

7.04        Transactions with Affiliates. Enter into any material transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on terms that are no less favorable to such Borrower as would be obtainable by such Borrower at the time in an arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to any of the following transactions: (a) transactions between or among the Company and any of its Subsidiaries; (b) any employment, equity award, equity option or equity appreciation agreement or plan entered into by a Borrower in the ordinary course of business of such Borrower; (c) transactions effected in accordance with the terms of tax sharing, management services, indemnification, omnibus and other agreements with PAA and its Affiliates; (d) customary compensation, indemnification and other benefits made available to officers, directors or employees of a Borrower, any of its Subsidiaries or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance; (e) transactions as contemplated by the Company’s agreement of limited partnership or PMCULC’s articles of amalgamation; and (f) if and to the extent constituting transactions with Affiliates, transactions governed by the Permian JV Transaction Documents as in effect on the Closing Date.

7.05        Burdensome Agreements. Except as expressly provided for in the Loan Documents, as described in any Schedule hereto or pursuant to a Restriction Exception, the substance of which, in detail reasonably satisfactory to the Administrative Agent, is promptly reported to Administrative Agent, enter into any Contractual Obligation that limits the ability of any Borrower to create, incur, assume or permit to exist Liens on any Collateral.

7.06        Use of Proceeds. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose (within the meaning of Regulation U of the FRB), (b) to fund any activities or business of, or with, any Designated Person or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (c) in any manner that would result in a material violation of any Sanctions by the Company or its Subsidiaries, or (d) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

7.07        PAA Consolidated Leverage Ratio. Permit the PAA Consolidated Leverage Ratio as of the end of any fiscal quarter of PAA to be greater than the ratio set forth below opposite such period, calculated, with respect to Consolidated EBITDA (as defined in the PAA Credit Agreement and after giving effect to the provisos set forth therein), on a trailing four-quarter basis:

Applicable Period	Maximum Consolidated Leverage Ratio
(i) During an Acquisition Period	5.50:1.0

(ii) Other than during an Acquisition Period	5.00:1.0

7.08        Commodity Intermediary Transactions. Enter into any Commodity Intermediary Transaction, unless:

(a)            The aggregate value of the maximum volume of Commodity Intermediary Subject Inventory and Commodity Intermediary Subject Receivables shall not exceed an amount equal to the lesser of (i) $500 million and (ii) 20% of the value of all of the Company’s Petroleum Product inventory and all of the Company’s Receivables therefrom at such time; provided that, in the case of a Commodity Intermediary Transaction that is documented under a master or framework agreement and contemplates an ongoing series of transactions, such calculation shall be made only at the commencement of a Commodity Intermediary Transaction and each time thereafter that the maximum volume of Commodity Intermediary Subject Inventory is increased by the Company and the applicable Commodity Intermediary;

(b)            The Company shall (i) notify the Administrative Agent of the specific locations of Commodity Intermediary Subject Inventory, certifying that no Petroleum Product inventory constituting Collateral is stored or located at any such location, and any corresponding Swap Contracts with respect thereto; provided that in the case of a Commodity Intermediary Transaction that is documented under a master or framework agreement and contemplates an ongoing series of transactions, the foregoing requirement shall be satisfied by the Company providing such notice to the Administrative Agent at the inception of such Commodity Intermediary Transaction and upon (A) the addition of any new locations at which Commodity Intermediary Subject Inventory is stored or located or (B) any such location at which Commodity Intermediary Subject Inventory ceases to be stored or located, and (ii) expressly identify any Commodity Intermediary Subject Receivables as such in the Company’s records;

(c)            In connection with any requested release of Collateral with respect to Commodity Intermediary Subject Inventory, any corresponding Swap Contracts with respect thereto and any Commodity Intermediary Subject Receivables, the Company shall certify that after giving effect to such release, the Collateral Value shall exceed Total Outstandings;

(d)            With respect to any release of Petroleum Product inventory constituting Collateral in connection with a Commodity Intermediary Transaction, such release shall be effective with respect to such Petroleum Product inventory provided that, subject to clause (a) of this Section 7.08, such Petroleum Product inventory is stored or located at a specified location where either (A) only Commodity Intermediary Subject Inventory is stored or located or (B) only such Petroleum Product inventory (and no other Petroleum Product inventory constituting Collateral) is stored or located. Immediately upon the termination of (A) the Commodity Intermediary Transaction regarding such Commodity Intermediary Subject Inventory or (B) the Borrower’s relationship with the applicable Commodity Intermediary, all Petroleum Product inventory stored or located at such location shall thereafter constitute Collateral;

(e)            Commodity Intermediary Subject Inventory shall not be commingled with any Collateral at any time;

(f)             No corresponding Swap Contract with respect to Commodity Intermediary Subject Inventory shall be (i) pursuant to or governed by any ISDA Master Agreement governing any Swap Contracts with respect to any Collateral, (ii) subject to netting with respect to any Swap Contract with respect to any Collateral, or (iii) secured by any Collateral;

(g)            Upon the sale to any third party (other than a Commodity Intermediary) of any Commodity Intermediary Subject Inventory (or corresponding Commodity Intermediary Subject Receivable (if any)), the Company shall promptly pay to the applicable Commodity Intermediary the corresponding account payable with respect thereto;

(h)            Following the occurrence and during the continuance of any Event of Default, all proceeds of the sale of Commodity Intermediary Subject Inventory or any Commodity Intermediary Subject Receivables shall be segregated by the Company from its other funds, held in a segregated deposit account and not commingled with any other funds of the Company; and

(i)            The Company shall enter into an intercreditor agreement in form and substance satisfactory to the Administrative Agent in all respects with any Commodity Intermediary party to any Commodity Intermediary Transaction.

Each Lender hereby authorizes the Administrative Agent to enter into amendments to the Collateral Documents, in form and substance satisfactory to the Administrative Agent, to evidence the foregoing and consents to each such amendment.

ARTICLE VIII.   EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. (i) Any Borrower fails to pay (A) when due and payable, any amount of principal of any Loan or any L/C Obligation, (B) within three Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or any fee due hereunder pursuant to Section 2.09, or (C) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document, or (ii) PAA fails to pay within three Business Days after the same becomes due and payable, any amount payable under the PAA Guaranty or any other Loan Document; or

(b)            Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 or Article VII; or

(c)            Other Defaults. Any Loan Party fails to perform or comply with any of its obligations under any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document to which it is a party on its part to be performed or complied with and such failure continues for 30 days after notice of such failure is given by the Administrative Agent to the Company; or

(d)            Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or PMCULC or by any other Loan Party herein or in any other Loan Document shall be incorrect when made or deemed made in any material respect; or

(e)            Cross-Default. (i) The Company, PMCULC or any other Subsidiary of the Company (A) fails to make any payment when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) of any principal of or interest on any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) in an aggregate principal amount, the Dollar Equivalent of which exceeds the Threshold Amount, and such failure continues after the passing of the applicable notice and grace periods, (other than such Indebtedness the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of the Company, PMCULC or such Subsidiary as required by GAAP) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, beyond the applicable grace, cure, extension, forbearance or similar period, if the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, (1) the Swap Termination Value owed by the Company, PMCULC or such Subsidiary as a result thereof is greater than the Threshold Amount (other than amounts under such Swap Contract, the validity of which are being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of the Company, PMCULC or such Subsidiary as required by GAAP), (2) the effect of such Early Termination Date is to cause such Swap Termination Value to be demanded or to become due, and (3) such Swap Termination Value has not been paid when due; or

(f)             Insolvency Proceedings, Etc. The Company, PMCULC, any other Subsidiary of the Company, the operations, properties or financial condition of which is significant to the Company as of the most recently ended fiscal quarter of the Company, PAA, any other Significant Restricted Person (as such term is defined in the PAA Credit Agreement), Plains All American GP LLC, Plains AAP, L.P., PAA GP LLC or the General Partner institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for any Collateral or all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Borrower or PAA becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not stayed, released, vacated or fully bonded within 60 days (or such longer period for which a stay of enforcement is allowed by Applicable Law) after its issue or levy; or

(h)            Judgments. There is entered against any Borrower a final judgment for the payment of money in an aggregate amount (as to all such judgments or orders) the Dollar Equivalent of which exceeds the Threshold Amount (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage, or self-insurance reasonably acceptable to the Administrative Agent) at any one time outstanding and prior to the discharge thereof, (i) enforcement proceedings are lawfully commenced by any creditor upon such judgment, or (ii) there is a period of 60 consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the payment Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)            Change of Control. There occurs any Change of Control; or

(l)             Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.12 shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)           PAA Event of Default. Any “Event of Default” shall occur, as such term is defined in the PAA Credit Agreement.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated or suspended (as the case may be), whereupon such commitments and obligation shall be terminated or suspended (as the case may be);

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)            require that the Company Cash Collateralize the L/C Obligations and Canadian BA’s (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts that have accrued and are owing as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations and Canadian BA’s as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations and Canadian BA’s have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and Canadian BA’s to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.16, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the payment Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, (x) amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur, and (y) if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other payment Obligations, if any, in the order set forth above.

ARTICLE IX.   ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)  Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Borrower shall have rights as a third party beneficiary of any of such provisions (other than the right to reasonably approve a successor Administrative Agent pursuant to Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind banking, trust, financial, advisory, underwriting or other of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

9.03        Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or any Arranger, as applicable, and its Related Parties:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or an Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer; and

(e)            shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. In furtherance but not in limitation of the foregoing, certain Canadian administrative operations and duties, including with respect to Borrowings by PMCULC and Canadian collateral, may be performed by Bank of America, N.A., Canada Branch, an affiliate of Administrative Agent, on behalf of Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation or Removal of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company, which notice shall set forth the proposed date of resignation, which shall be not less than 30 days after the date of such notice, during which time the Administrative Agent shall continue to act as the Administrative Agent hereunder, unless sooner replaced or removed in accordance with the provisions hereof. In addition, at any time the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent. Upon receipt of any such notice of resignation or issuance of notice of removal, the Required Lenders shall have the right to appoint a successor (subject to consultation with the Company, unless an Event of Default has occurred and is continuing), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring or removed Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (subject to consultation with the Company, unless an Event of Default has occurred and is continuing); provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the resignation date or removal date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(b)            Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans, Canadian Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Canadian Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor may succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed L/C Issuer and Swing Line Lender, (b) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for or in support of the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Syndication Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 8.03;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04, in each case, in accordance with Section 8.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10        Collateral Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all payment Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made), (ii) that constitutes Permian Excluded Inventory, (iii) that is sold or to be sold as part of or in connection with any sale not prohibited hereunder or under any other Loan Document, or (iv) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the Company such documents as the Company may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12        Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.   CONTINUING GUARANTY

10.01      PAA Guaranty. PAA hereby absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the payment Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of each Borrower to the Lender Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the payment Obligations of each Borrower shall be admissible in evidence in any action or proceeding, and shall be binding upon PAA, and conclusive absent manifest error for the purpose of establishing the amount of the payment Obligations of each Borrower. This PAA Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations of any Borrower or any instrument or agreement evidencing any Obligations of any Borrower, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of PAA under this PAA Guaranty, and PAA hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02      Rights of Lenders. PAA consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, in each case, unless otherwise set forth herein, including in respect of Section 11.01: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations of any Borrower or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this PAA Guaranty or any Obligations of any Borrower; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations of any Borrower. Without limiting the generality of the foregoing, PAA consents to the taking of, or failure to take, any action by the Lender Parties which might in any manner or to any extent vary the risks of PAA under this PAA Guaranty or which, but for this provision, might operate as a discharge of PAA.

10.03      Collateral Matters. PAA waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of any Borrower (other than a defense of payment or performance); (b) any defense based on any claim that PAA’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting PAA’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations of any Borrower, or pursue any other remedy in the power of any Lender Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. PAA expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations of any Borrower, and all notices of acceptance of this PAA Guaranty or of the existence, creation or incurrence of new or additional Obligations of any Borrower.

10.04      Obligations Independent. The obligations of PAA hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations of each Borrower and the obligations of any other guarantor, and a separate action may be brought against PAA to enforce this PAA Guaranty whether or not any Borrower or any other person or entity is joined as a party.

10.05      Subrogation. PAA shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this PAA Guaranty until all of the Obligations of the Borrowers and any amounts payable under this PAA Guaranty have been indefeasibly paid in full and the Commitments are terminated. If any amounts are paid to PAA in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Obligations of the Borrowers, whether matured or unmatured.

10.06      Termination; Reinstatement. This PAA Guaranty is a continuing and irrevocable guaranty of all payment Obligations of each Borrower now or hereafter existing and shall remain in full force and effect until all payment Obligations of each Borrower are indefeasibly paid in full in cash and the Commitments with respect to each Borrower are terminated. Notwithstanding the foregoing, this PAA Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or PAA is made, or any of the Lender Parties exercises its right of setoff, in respect of the payment Obligations of any Borrower and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this PAA Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of PAA under this paragraph shall survive termination of this PAA Guaranty.

10.07      Subordination. PAA agrees that, upon the occurrence and during the continuation of an Event of Default, the payment of all Indebtedness of any Borrower owing to PAA, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to PAA as subrogee of the Lender Parties or resulting from PAA’s performance under this PAA Guaranty, shall be subordinated to the indefeasible payment in full in cash of all payment Obligations of the Borrowers. Upon the occurrence and during the continuation of an Event of Default, any such obligation or indebtedness of any Borrower to PAA shall be enforced and performance received by PAA as trustee for the Lender Parties and, upon the written request of the Required Lenders, the proceeds thereof shall be paid over to the Administrative Agent, for the benefit of the Lender Parties, on account of the payment Obligations of the Borrowers, to be applied in accordance with Section 8.03, but without reducing or affecting in any manner the liability of PAA under this PAA Guaranty.

10.08      Stay of Acceleration. If acceleration of the time for payment of any of the Obligations of any Borrower is stayed, in connection with any case commenced by or against PAA or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by PAA upon demand by the Lender Parties.

10.09      Condition of Borrowers. PAA acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as PAA requires, and that none of the Lender Parties has any duty, and PAA is not relying on the Lender Parties at any time, to disclose to PAA any information relating to the business, operations or financial condition of any Borrower (PAA waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI.   MISCELLANEOUS

11.01      Amendments, Etc. Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and each Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate, except with respect to interest on past-due principal of any Loan, which shall require the written consent of each Lender, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)            modify Section 2.13 or Section 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder without the written consent of each Lender directly affected thereby;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)            release all or substantially all of the Collateral of any Borrower in any transaction or series of related transactions, or release any Borrower from the negative pledge covenant set forth in Section 7.05, (i) without the written consent of each Lender or (ii) unless (x) all Obligations of such Borrower have been paid in full, assumed by the other Borrower or Cash Collateralized (or any combination thereof) and all Commitments in favor of such Borrower have been terminated and (y) the Administrative Agent and Lenders shall have received a certificate from a Responsible Officer of the Company with respect to the representation and warranty set forth in Section 4.02(d)) as it pertains to the non-released Borrower’s Obligations and the non-released Borrower’s Collateral Value; or

(h)            release all or substantially all of the value of the PAA Guaranty, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced (other than as set forth in the proviso to clause (d) above) and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Loan Parties shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

11.02      Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower, PAA, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company and its Affiliates), if such questionnaire has been received by the Person sending such notice or communication, or if such questionnaire has not been received by such sending Person, to such address as may be reasonably believed to be correct by such sending Person.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). The Company and PMCULC hereby agree that any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall constitute delivery to, and shall be deemed to have been delivered to PMCULC.

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent and the Company that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or the Company, may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, PAA, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from such Agent Party’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document; provided, however, that in no event shall any party hereto, Related Party of any party hereto or Agent Party have any liability to each other party hereto, its Related Parties, any Agent Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrowers, PAA, the Administrative Agent, any L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, to the extent provided in Section 11.04(b). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by any person a party hereto, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies; Enforcement; Nature of Obligations. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

All Obligations which are incurred by two or more Loan Parties shall be their joint and several obligations and liabilities of such Loan Parties; provided, the Lender Parties acknowledge and agree that as of the Closing Date (i) Borrowings and requests for Credit Extensions made or to be made hereunder by any requesting Borrower are to be made by such requesting Borrower severally and not jointly and severally by the Borrowers, and (ii) Loans, L/C Obligations and Canadian BA’s of any Borrower are to be such Borrower’s several Obligations, and not joint and several Obligations among all Borrowers.

11.04      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent) (and if necessary one local counsel in each applicable jurisdiction) but excluding the allocated cost of internal counsel) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, reinstatement or renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer but excluding the allocated cost of internal counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including the enforcement or defense thereof), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee or any of its officers, directors, employees, controlled Affiliates or controlling Persons, or a material breach of any Loan Document by such Indemnitee or, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Company or any other Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In addition, so long as no Default has occurred and is continuing and the Company is financially solvent, such indemnity shall not, as to any Indemnitee, be available with respect to any settlements effected without the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, the Company may not reasonably withhold consent to any settlement that an Indemnitee proposes, if the Company does not have the financial ability to pay all its obligations outstanding and asserted against the Company at that time, including the maximum potential claims against the Indemnitee to be indemnified pursuant to this Section 11.04; provided further, with respect to any such settlement consented to by the Company (which shall not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee), the Company shall indemnify such Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement in accordance with the other provisions of this Section 11.04.

(c)            Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, without affecting the Company’s payment obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto or Related Party thereof shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto or any Related Party thereof (including any Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, the foregoing shall not limit Borrowers’ indemnity and reimbursement obligations set forth in Section 11.04(b) to the extent any such special, indirect, consequential or punitive damages are included in any third party claim against any Indemnitee. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than as a result of such Indemnitee’s gross negligence, willful misconduct or material breach of its obligations under any Loan Document as found in a final and nonappealable judgment by a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender or L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (other than assignments by PMCULC to, and corresponding assumptions by, the Company) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans, and Canadian BA’s) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)          Required Consents. No consent shall be required for any such assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)            the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment so long as any L/C Commitment or L/C Obligations remain outstanding; and

(D)            the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)             No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi)            No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending Canadian Dollars to each Borrower without the imposition of any additional Indemnified Taxes.

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and in connection therewith the assignor Lender shall (i) if its entire Commitment was assigned, return its Note (if any) to the Company for cancellation (or submit to the Company an affidavit regarding the loss thereof) or (ii) if only a portion of its Commitment was assigned, provide evidence that such assignor’s Note (if any), has been marked to reflect such reduction. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans owing to it and Canadian BA’s)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Section 11.06) and the obligations imposed by such Sections to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or the Swing Line Lender assigns all of its Commitment and Loans pursuant to clause (b) above, such L/C Issuer or the Swing Line Lender, as applicable, may, (i) upon 30 days’ notice to the Administrative Agent, the Company and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer (subject to such successor’s acceptance) or Swing Line Lender (subject to such successor’s acceptance) hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the applicable L/C Issuer or Swing Line Lender, as the case may be. If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or Canadian Prime Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or Canadian Prime Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

(g)            Lost Notes. Upon receipt of an affidavit reasonably satisfactory to the Company of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the applicable Borrower will execute and deliver, in lieu thereof, a replacement Note in the principal amount of such Lender’s then Commitment or if no Commitment is in effect, the outstanding principal amount owed to such Lender and otherwise of like tenor.

11.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any L/C Issuer or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or violating the terms of this Section 11.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company, PAA or any Subsidiary relating to the Company, PAA or any Subsidiary, or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

11.08       Right of Setoff. At any time and from time to time during the continuance of any Event of Default, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply against the Obligations, any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the appropriate Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. In no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by PMCULC under the Loan Documents exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of PMCULC, Administrative Agent and Lenders and the amount of such excess payment or collection shall be refunded to PMCULC. For purposes of any Notes made by PMCULC, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term applicable thereto on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be prima facie evidence, for the purposes of such determination.

11.10      Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            unless paid by the assignee or waived by the Administrative Agent in its sole discretion, the Company shall have paid (or caused PMCULC to pay) to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and subject to Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with Applicable Laws; and

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 11.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14      Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY agrees that with respect to any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any L/C Issuer, any Loan Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions related hereto or thereto, SUCH PARTY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY LOAN PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and PAA acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent and the Lenders are arm’s-length commercial transactions between the Borrowers, PAA and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent and the Lenders, on the other hand, (ii) each of the Borrowers and PAA has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers and PAA is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Syndication Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, PAA or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, any Arranger, the Syndication Agent nor any Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, PAA and their respective Affiliates, and none of the Administrative Agent, any Arranger, the Syndication Agent nor any Lender has any obligation to disclose any of such interests to any Borrower, PAA or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and PAA hereby waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17       No Recourse to Other Persons. No past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of any Borrower, General Partner, PAA, PAA GP LLC, a Delaware limited liability company, Plains AAP, L.P., a Delaware limited partnership, or Plains All American GP LLC, a Delaware limited liability company, as such, and no past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of any Subsidiary of the Company, as such, shall have any liability for any Obligations or for any claim based on, in respect of, or by reason of, the Obligations or their creation. Each party hereto, for itself and each of its Related Parties, waives and releases all such liability. The waiver and release are part of the consideration for the incurrence of Indebtedness by each Borrower hereunder and, as applicable, the making of the Notes.

11.18       Electronic Execution; Electronic Records. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, any L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, such L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Lender Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.

None of the Administrative Agent, any L/C Issuer nor the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, any L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

11.19      USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all information that the Administrative Agent or such Lender requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.20      Time of the Essence. Time is of the essence of the Loan Documents.

11.21      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

11.22      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.23      Restated Agreement. In connection with the amendment and restatement of the Existing Credit Agreement pursuant hereto, the Company, Administrative Agent and applicable Lenders made, as of the Closing Date, adjustments to the outstanding principal amount of “Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Closing Date), including the borrowing of additional Loans hereunder and the repayment of loans thereunder plus all applicable accrued interest, fees and expenses as was necessary to provide for Loans hereunder by each such Lender in the amount of its Applicable Percentage of all Loans as of the Closing Date, but no such adjustment of any “Eurocurrency Rate Loans” (as such term is defined therein) (i) constituted a payment or prepayment of all or a portion of any such Eurocurrency Rate Loans or (ii) entitled any Lender to any reimbursement under Section 3.05 hereof, and each such Lender was deemed to have made an assignment of its outstanding Loans under the Existing Credit Agreement, and assumed outstanding Loans of other Lenders under the Existing Credit Agreement as were necessary to effect the foregoing. The Company states and acknowledges that this Agreement is entered into by it in amendment and restatement of the Existing Credit Agreement. The Company further states, acknowledges and agrees that the preceding sentence does not and shall not alter or otherwise modify in any regard, directly or indirectly, expressly or impliedly or otherwise, the terms, provisions and conditions expressly set forth in, and contemplated by, this Agreement, or the transactions contemplated hereby, which in each case shall be governed solely by the terms, provisions and conditions of this Agreement and the other Loan Documents without regard to this Section 11.23.

11.24      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.25      Acknowledgement Regarding Any Supported QFCs.

(a)            To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)            As used in this Section 11.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAINS MARKETING, L.P.,
as a Borrower

By:	PLAINS GP LLC,
its general partner

By:	/s/ Sharon S. Spurlin
Sharon S. Spurlin
Senior Vice President and Treasurer

PLAINS MIDSTREAM CANADA ULC,
as a Borrower

By:	/s/ Sharon S. Spurlin
Sharon S. Spurlin
Senior Vice President and Treasurer

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner

By:	PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:	/s/ Sharon S. Spurlin
Sharon S. Spurlin
Senior Vice President and Treasurer

Plains Marketing Hedged Inventory Facility

bank of america, n.a.,
as Administrative Agent

By:	/s/ Anthea Del Bianco
Name:	Anthea Del Bianco
Title:	Vice President

Plains Marketing Hedged Inventory Facility

bank of america, n.a.,
as a Lender, an L/C Issuer and Swing Line Lender

By:	/s/ Robert Phillips
Name:	Robert Phillips
Title:	Director

Plains Marketing Hedged Inventory Facility

CITIBANK, n.A., as a Lender and an L/C Issuer

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

Plains Marketing Hedged Inventory Facility

JPMORGAN CHASE BANK, N.A.,
as a Lender and an L/C Issuer

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

Plains Marketing Hedged Inventory Facility

wells fargo bank, national association, as a Lender and an L/C Issuer

By:	/s/ Nathan Starr
Name:	Nathan Starr
Title:	Director

Plains Marketing Hedged Inventory Facility

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Cara Younger
Name:	Cara Younger
Title:	Executive Director

By:	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

Plains Marketing Hedged Inventory Facility

BANK OF MONTREAL, as a Lender

By:	/s/ Andrew Berryman
Name:	Andrew Berryman
Title:	Director, Corporate Banking

By:	/s/ Matthew Graf
Name:	Matthew Graf
Title:	Vice President, Corporate Banking

Plains Marketing Hedged Inventory Facility

BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Donovan Crandall
Name:	Donovan Crandall
Title:	Managing Director

Plains Marketing Hedged Inventory Facility

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Plains Marketing Hedged Inventory Facility

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

By:	/s/ Scott W. Danvers
Name:	Scott W. Danvers
Title:	Authorized Signatory

Plains Marketing Hedged Inventory Facility

COBANK ACB, as a Lender

By:	/s/ Jared A Greene
Name:	Jared A Greene
Title:	Assistant Corporate Secretary

Plains Marketing Hedged Inventory Facility

ING CAPITAL LLC, as a Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Lauren Gutterman
Name:	Lauren Gutterman
Title:	Vice President

Plains Marketing Hedged Inventory Facility

MIZUHO BANK, LTD., as a Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Authorized Signatory

Plains Marketing Hedged Inventory Facility

MUFG BANK, LTD., as a Lender

By:	/s/ Stephen W. Warfel
Name:	Stephen W. Warfel
Title:	Authorized Signatory

Plains Marketing Hedged Inventory Facility

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Vice President

Plains Marketing Hedged Inventory Facility

REGIONS BANK, as a Lender

By:	/s/ David Valentine

Name:	David Valentine

Title:	Managing Director

Plains Marketing Hedged Inventory Facility

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Emilee Scott

Name:	Emilee Scott

Title:	Authorized Signatory

Plains Marketing Hedged Inventory Facility

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Jeffrey Cobb

Name:	Jeffrey Cobb

Title:	Director

Plains Marketing Hedged Inventory Facility

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Michael Borowiecki

Name:	Michael Borowiecki

Title:	Authorized Signatory

Plains Marketing Hedged Inventory Facility

TRUIST BANK, as a Lender

By:	/s/ Lincoln LaCour

Name:	Lincoln LaCour

Title:	Vice President

Plains Marketing Hedged Inventory Facility

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ William S. Rogers

Name:	William S. Rogers

Title:	Senior Vice President

Plains Marketing Hedged Inventory Facility

ZB N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Sam Trail

Name:	Sam Trail

Title:	Senior Vice President

Plains Marketing Hedged Inventory Facility

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King

Name:	Michael King

Title:	Authorized Signatory

Plains Marketing Hedged Inventory Facility

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$64,000,000.00	4.7407407407%
Citibank, N.A.	$64,000,000.00	4.7407407407%
JPMorgan Chase Bank, N.A.	$64,000,000.00	4.7407407407%
Wells Fargo Bank, National Association	$64,000,000.00	4.7407407407%
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$64,000,000.00	4.7407407407%
Bank of Montreal	$64,000,000.00	4.7407407407%
Bank of Nova Scotia, Houston Branch	$64,000,000.00	4.7407407407%
Barclays Bank PLC	$64,000,000.00	4.7407407407%
Canadian Imperial Bank of Commerce, New York Branch	$64,000,000.00	4.7407407407%
CoBank, ACB	$64,000,000.00	4.7407407407%
ING Capital LLC	$64,000,000.00	4.7407407407%
Mizuho Bank, Ltd.	$64,000,000.00	4.7407407407%
MUFG Bank, Ltd.	$64,000,000.00	4.7407407407%
PNC Bank, National Association	$64,000,000.00	4.7407407407%
Regions Bank	$64,000,000.00	4.7407407407%
Royal Bank of Canada	$64,000,000.00	4.7407407407%
Sumitomo Mitsui Banking Corporation	$64,000,000.00	4.7407407407%
The Toronto-Dominion Bank, New York Branch	$64,000,000.00	4.7407407407%
Truist Bank	$64,000,000.00	4.7407407407%
U.S. Bank National Association	$64,000,000.00	4.7407407407%
ZB N.A. DBA Amegy Bank	$35,000,000.00	2.5925925926%
Morgan Stanley Bank, N.A.	$35,000,000.00	2.5925925926%
TOTAL	$1,350,000,000.00	100.0000000000%

*Rounded to ten decimal places

Plains Marketing Hedged Inventory Facility

LETTER OF CREDIT COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$250,000,000.00
Citibank, N.A.	$50,000,000.00
JPMorgan Chase Bank, N.A.	$50,000,000.00
Wells Fargo Bank, National Association	$50,000,000.00
TOTAL:	$400,000,000.00

Plains Marketing Hedged Inventory Facility

SCHEDULE 2.01A

CANADIAN BANKERS’ acceptances

1.            Execution of Canadian BA’s. (a) To facilitate the acceptance of Canadian BA’s hereunder, PMCULC hereby appoints each Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by such Lender, an appropriate number of Canadian BA’s in the form prescribed by such Lender.

(b)          Each Lender may, at its option, execute any Canadian BA in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and each Lender is hereby authorized to accept or pay, as the case may be, any Canadian BA of PMCULC that purports to bear such a signature, notwithstanding that any such individual has ceased to be an authorized officer of such Lender. Any such Canadian BA shall be as valid as if such individual were an authorized officer at the date of issue of the Canadian BA.

(c)          Any Canadian BA signed by a Lender as attorney for PMCULC, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Lender, may be dealt with by such Lender for all intents and purposes, and shall bind PMCULC, as if duly signed and issued by PMCULC.

(d)          The receipt by a Lender of a request for a Borrowing by way of Canadian BA’s shall be such Lender’s sufficient authority to execute, and each Lender shall, subject to the terms and conditions of this Agreement, execute Canadian BA’s in accordance with such request and the advice of the Administrative Agent given pursuant to Section 4 of this Schedule, and the Canadian BA’s so executed shall thereupon be deemed to have been presented for acceptance.

2.            Sale of Canadian BA’s. (a)  It shall be the responsibility of each Lender to arrange, in accordance with normal market practice, for the sale on each funding date of a Canadian BA to be accepted by such Lender, failing which such Lender shall purchase such Canadian BA.

(b)          In accordance with the procedures set forth in Section 4 of this Schedule, each Lender will make the net proceeds of the applicable Borrowing by way of Canadian BA’s available to PMCULC on the funding date.

(c)          The parties agree that in the administering of Canadian BA’s, each Lender may avail itself of the debt clearing services offered by a clearing house for depository notes pursuant to the Depository Bills and Notes Act (Canada) and that the procedures set forth in Article II of the Credit Agreement be deemed amended to the extent necessary to comply with the requirements of such debt clearing services.

3.            Size and Maturity of Canadian BA’s and Rollovers. Each Borrowing by means of Canadian BA’s shall be in a minimum amount of CDN$1,000,000, and no more than seven Borrowings of Canadian BA’s shall be outstanding at any time.  Each Canadian BA shall have a term of 30, 60 or 90 days (or such other period as may be agreed to by PMCULC and the Lenders) after the date of acceptance of the Canadian BA by a Lender, but no Canadian BA may mature on a date which is not a Business Day or after the Maturity Date.  The face amount at maturity of a Canadian BA may be rolled over as a Canadian BA (by repayment and reissue) or repaid.

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4.            Coordination of Canadian BA Advances. Each Lender shall advance its Applicable Percentage of each Borrowing by way of Canadian BA’s in accordance with Section 2.02(b) and the provisions set forth below.

(a)          The Administrative Agent, promptly following receipt of a notice from PMCULC pursuant to Section 2.01 requesting a Borrowing by way of Canadian BA’s, shall advise each Lender of the aggregate face amount and term(s) of the Canadian BA’s to be accepted by it, which term(s) shall, subject to the provisions hereof, be identical for all Lenders.  The aggregate face amount of Canadian BA’s to be accepted by a Lender shall be determined by the Administrative Agent by reference to the respective Commitments of the Lenders. In the event it is not practicable to allocate Canadian BA’s to each Lender such that the aggregate amount of Canadian BA’s required to be purchased by such Lender hereunder is in a whole multiple of C$100,000, Administrative Agent is authorized by PMCULC and each Lender to make such allocation as Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances and, if the aggregate amount of such Canadian BA’s is not a whole multiple of C$100,000, then the Administrative Agent may allocate (on a basis considered by it to be equitable) the excess of such amount over the next lowest whole multiple of C$100,000 to one Lender, which shall purchase a Canadian BA with a face amount equal to the excess and having the same term as the corresponding Canadian BA’s. In no event shall the portion of the outstanding Borrowings by way of Canadian BA’s of a Lender exceed such Lender’s Percentage Share of the aggregate Borrowings by way of Canadian BA’s by more than C$100,000 as a result of such exercise of discretion by Administrative Agent.

(b)          Each Lender shall transfer to the Administrative Agent by not later than 2:00 p.m. (Toronto time) on each funding date for Canadian BA’s, immediately available Canadian Dollars in an aggregate amount equal to the Canadian BA Discount Proceeds of all Canadian BA’s accepted and sold or purchased by such Lender on such funding date net of the applicable Canadian BA Fee and net of the amount required to pay any of its previously accepted Canadian BA’s that are maturing on the funding date or any of its other Borrowing that are being converted to Canadian BA’s on the funding date. In the case of a conversion from a Borrowing of Canadian Prime Rate Loans to PMCULC into a Borrowing by way of Bankers’ Acceptances to be accepted by a Lender pursuant hereto, such Lender, in order to satisfy the continuing liability of PMCULC to it for the principal amount of the Canadian Prime Rate Loans being converted, shall retain for its own account the Canadian BA Discount Proceeds of each new Canadian BA issued by it in connection with such conversion; and PMCULC shall, on the date of issuance of the Canadian BA’s, pay to the Administrative Agent for the benefit of Lenders an amount equal to the difference between the aggregate principal amount of the Canadian Prime Rate Loans being converted owing to the Lenders and the aggregate Canadian BA Discount Proceeds of such Canadian BA’s net of the applicable Canadian BA Fee.

(c)          Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Lender to PMCULC in respect of the sale of any Canadian BA accepted by such Lender and sold or purchased by it, the proceeds of sale thereof shall be deemed to be an amount equal to the Canadian BA Discount Proceeds calculated with respect thereto.  Accordingly, in respect of any particular Canadian BA accepted by it, a Lender (in addition to its entitlement to retain the applicable Canadian BA Fee for its own account) (i) shall be entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceed the Canadian BA Discount Proceeds calculated with respect thereto; and (ii) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the Canadian BA Discount Proceeds calculated with respect thereto.

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(d)          Whenever PMCULC requests a Borrowing that includes Canadian BA’s, each Lender that is not permitted by Applicable Law, by its internal policies to accept Canadian BA’s or by customary market practice to accept a Canadian BA (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Canadian BA’s, make available to PMCULC on the funding date a non-interest bearing loan (a “Canadian BA Equivalent Loan”) in Canadian Dollars in an amount equal to the amount of Canadian BA Discount Proceeds that would constitute its pro rata amount of the applicable Canadian BA’s based on the Canadian BA Discount Rate set forth in clause (b) of the definition of “Canadian BA Discount Rate”.  Each Non BA Lender also shall be entitled to deduct from each Canadian BA Equivalent Loan an amount equal to the Canadian BA Fee that would have been applicable had it been able to accept Canadian BA’s.  Each Canadian BA Equivalent Loan shall have a term equal to the term of the Canadian BA’s that the Non BA Lender would otherwise have accepted and PMCULC shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Canadian BA’s that it would otherwise have accepted.  All provisions of this Agreement applicable to Canadian BA’s and Lenders that accept Canadian BA’s shall apply mutatis mutandis to Canadian BA Equivalent Loans and Non BA Lenders and, without limiting the foregoing, Borrowings shall include Canadian BA Equivalent Loans.

5.            Payment of Canadian BA’s; Cash Collateral; Prepayments; Taxes, Yield Protection and Illegality. (a)  PMCULC shall provide for the payment to each Lender of the full face amount of each Canadian BA accepted for its account on the earlier of (i) the date of maturity of such Canadian BA; and (ii) the date on which any Obligations become due and payable pursuant to Section 8.02.  Any amount owing by PMCULC in respect of any Canadian BA which is not paid in accordance with the foregoing, shall, as and from the date on which such Canadian BA matures, be deemed to be outstanding hereunder as a Canadian Prime Rate Loan. Each Lender shall be entitled to recover interest from PMCULC, at the Default Rate, on any amount that is not paid when due by PMCULC, from the date of maturity of each applicable Canadian BA to the date such payment, and all interest thereon, is provided for by PMCULC, both before and after demand, default and judgment.

(b)          For purposes of this Schedule 2.01A, Section 2.05(d) and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Lenders, as collateral for the Obligations in respect of Canadian BA’s, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Lenders (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  PMCULC hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash and deposit account balances and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at Bank of America.

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(c)          Any amounts received by the Administrative Agent to be applied to outstanding Canadian BA’s, whether pursuant to an Event of Default and acceleration of the Obligations under Section 8.02 or a prepayment as permitted or required under Section 2.05, shall be deposited into an escrow account maintained by and in the name of the Administrative Agent for the benefit of Lenders for set-off against such outstanding Canadian BA’s as they mature, and pending such application shall bear interest at the rate declared by the Administrative Agent from time to time as that customarily paid by it in respect of similar deposits for such amount and for such period relative to the maturity date of such Canadian BA’s, as applicable. Upon the repayment of all such outstanding Canadian BA’s, any amounts remaining (including accrued interest) will (i) during the continuance of an Event of Default, be subject to such remedies as each Lender Party may have hereunder or under Applicable Law, or (ii) otherwise, be released to PMCULC.

(d)          The provisions of Article II applicable to Loans, Letters of Credit and the Commitments and Obligations in respect thereof apply to Canadian BA’s and the Commitments and Obligations in respect thereof, mutatis mutandis.

6.            Deemed Advance — Canadian BA’s. Except for amounts that are paid from the proceeds of a rollover of a Canadian BA or for which payment has otherwise been funded by PMCULC, any amount that a Lender pays to any third party on or after the date of maturity of a Canadian BA in satisfaction thereof, or that is owing to a Lender in respect of a Canadian BA on or after the date of maturity of such a Canadian BA, shall be deemed to be a Canadian Prime Rate Loan to PMCULC under this Agreement.  Each Lender shall forthwith give notice of the making of such a Loan to PMCULC, the Administrative Agent and the other Lenders.  Interest shall be payable on such Loans in accordance with the terms applicable to Canadian Prime Rate Loans.

7.            Waiver. PMCULC waives presentment for payment of Canadian BA’s by Lenders. PMCULC shall not claim from a Lender any days of grace for the payment at maturity of any Canadian BA presented and accepted by such Lender pursuant to this Agreement.  PMCULC waives any defence to payment that might otherwise exist if for any reason a Canadian BA shall be held by a Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Canadian BA that is at any time held by a Lender in its own right.

8.            Degree of Care. Any executed Canadian BA’s shall be held in safekeeping with the same degree of care as if they were the applicable Lender’s own property, and shall be kept at the place at which such Canadian BA’s are ordinarily held by such Lender. The Administrative Agent and Lenders shall not be liable for any damage, loss or improper use of any bankers’ acceptance draft endorsed in blank except for any loss arising by reason of the Administrative Agent or a Lender failing to use the same standard of care in the custody of such bankers’ acceptance drafts as the Administrative Agent or such Lender use in the custody of their own property of a similar nature.

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9.             Obligations Absolute. The obligations of PMCULC with respect to Canadian BA’s under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)            any lack of validity or enforceability of any bankers’ acceptance, bill or note accepted by a Lender as a Canadian BA; or

(ii)           the existence of any claim, set off, defense or other right that PMCULC may have at any time against the holder of a Canadian BA, a Lender or any other Person, whether in connection with this Agreement or otherwise.

10.           Shortfall on Drawdowns, Rollovers and Conversions. PMCULC agrees that:

(i)            the difference between the amount of a Borrowing requested by PMCULC by way of Canadian BA’s and the actual proceeds of the Canadian BA’s;

(ii)           the difference between the actual proceeds of a Canadian BA and the amount required to pay a maturing Canadian BA, if a Canadian BA is being rolled over; and

(iii)          the difference between the actual proceeds of a Canadian BA and the amount required to repay any Borrowing that is being converted to a Canadian BA;

shall be funded and paid by PMCULC from its own resources, by 12:00 p.m. (Toronto time) on the day of the applicable Borrowing or may be advanced as a Canadian Prime Rate Loan under the Commitments if PMCULC is otherwise entitled to a Borrowing under this Agreement.

[Remainder of the page intentionally left blank]

5

SCHEDULE 5.03

GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS

None.

1

SCHEDULE 5.06

LITIGATION

The Company and its Subsidiaries are subject to actions, suits, proceedings, claims an disputes related to the Line 901 Incident as publicly disclosed in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2021.

1

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

None.

SCHEDULE 5.09

ERISA MATTERS

None.

SCHEDULE 5.12

COMPLIANCE WITH LAWS

None.

SCHEDULE 11.02

administrative agent’s OFFICE;
certain ADDRESSES FOR NOTICES

BORROWERS:

Plains Marketing, L.P.

333 Clay Street, Suite 1600

Houston, TX 77002

Attention: Chief Financial Officer

Telephone: 713-646-4100

Telecopier: (713) 646-4313

U.S. Taxpayer Identification Number: 76-0582150

Plains Midstream Canada ULC

333 Clay Street, Suite 1600

Houston, TX 77002

Attention: Chief Financial Officer

Telephone: 713-646-4100

Telecopier: (713) 646-4313

Corporate Access Identification Number: 2015780733

PAA:

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, TX 77002

Attention: Chief Financial Officer

Telephone: 713-646-4100

Telecopier: (713) 646-4313

U.S. Taxpayer Identification Number: 76-0582150

1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Mail Code: TX2-984-03-23

Building C

2380 PERFORMANCE DR

RICHARDSON, TX, 75082

Attention:         Karen Puente

Telephone:       469.201.8912

Telecopier:       214.290.8378

Electronic Mail: karen.r.puente@bofa.com

USD Payment Instructions:

Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1366072250600

Attn: Wire Clearing Acct for Syn Loans - LIQ

Ref:   Plains

CAD Payment Instructions; Bank of America, Canada Office Wire Instructions:

Beneficiary Bank: Bank of America NA, Canada Branch (SWIFT ID: BOFACATT)

A/C #: 90083255

Attention: Loans Department

Bank #0241 Transit #56792

Beneficiary: Bank of America NA, Canada Branch

Other Notices as Administrative Agent:

Bank of America, N.A.

Mail Code: CA5-705-04-09

555 California Street, 4th Floor

San Francisco, CA 94104

Attention:         Anthea Del Bianco

Telephone:       415-436-2776

Facsimile:         415-503-5101

Electronic Mail: anthea.del_bianco@bofa.com

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L/C ISSUERS:

Bank of America, N.A.

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Mike Grizzanti

Telephone: 570-496-9621

Telecopier: 800-755-8743

Electronic Mail: michael.a.grizzanti@bofa.com

Citibank, N.A.

1 Penns Way, Ops II

New Castle, DE 19720

Attention: Gopinath Elogovan

Telephone: 201-472-4024

Telecopier: 212-994-0847

Electronic Mail: global.loans.LCRecon@citi.com

JPMorgan Chase Bank, N.A.

10 South Dearborn L2

Chicago, Illinois 60603

Attention: Letter of Credit Team

Telephone: 855-609-9959

Telecopier: 214-307-6874

Electronic Mail: chicago.lc.agency.closing.team@jpmchase.com

Wells Fargo Bank, National Association

1000 Louisiana St. 12th Floor

Mail Code: T0002-120

Houston, TX 77002

Attention: Nathan Starr

Telephone: 713-319-1977

Telecopier: 713-319-1053

Electronic Mail: Nathan.Starr@wellsfargo.com

3

SWING LINE LENDER:

Bank of America, N.A.

Mail Code: TX2-984-03-23

Building C

2380 PERFORMANCE DR

RICHARDSON, TX, 75082

Attention:         Karen Puente

Telephone:       469.201.8912

Telecopier:       214.290.8378

USD Payment Instructions:

Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1366072250600

Attn: Wire Clearing Acct for Syn Loans - LIQ

Ref:   Plains

CAD Payment Instructions:

Beneficiary Bank: Bank of America Canada (SWIFT ID: BOFACATT)

Beneficiary Account Number: 711465090227

Beneficiary: Bank of America, NA

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